                                                                    Exhibit 10.1




                                 THIRD AMENDED

                                      AND

                                    RESTATED


                                REVOLVING CREDIT

                                      AND

                              TERM LOAN AGREEMENT


                                 BY AND BETWEEN

                             GANDER MOUNTAIN, INC.,
                                  AS BORROWER

                                      AND


                            BANK ONE, MILWAUKEE, NA,

                          FIRSTAR BANK MILWAUKEE, N.A.

                             LASALLE NATIONAL BANK,

                              NBD BANK, N.A., AND

                         HARRIS TRUST AND SAVINGS BANK

                                    AS BANKS

                                      AND

                            BANK ONE, MILWAUKEE, NA,
                                 NBD BANK, N.A.
                                  AS CO-AGENTS





                               NOVEMBER 22, 1994

                                                                  Execution Copy

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
ARTICLE I
Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.1        Affiliate   . . . . . . . . . . . . . . . . . . . . .  1
         1.2        After-Tax Earnings  . . . . . . . . . . . . . . . . .  2
         1.3        Agent   . . . . . . . . . . . . . . . . . . . . . . .  2
         1.4        Agreement   . . . . . . . . . . . . . . . . . . . . .  2
         1.5        Automatic Event of Default  . . . . . . . . . . . . .  2
         1.6        Bank  . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.7        Banks   . . . . . . . . . . . . . . . . . . . . . . .  3
         1.8        Bank One  . . . . . . . . . . . . . . . . . . . . . .  3
         1.9        Bank Affiliate  . . . . . . . . . . . . . . . . . . .  3
         1.10       Banks Term Loan Percentage  . . . . . . . . . . . . .  3
         1.11       Borrower  . . . . . . . . . . . . . . . . . . . . . .  3
         1.12       Borrowing   . . . . . . . . . . . . . . . . . . . . .  3
         1.13       Borrowing Date  . . . . . . . . . . . . . . . . . . .  3
         1.14       Business Day  . . . . . . . . . . . . . . . . . . . .  3
         1.15       Capital Expenditures  . . . . . . . . . . . . . . . .  3
         1.16       Capitalized Leases  . . . . . . . . . . . . . . . . .  3
         1.17       Cash  . . . . . . . . . . . . . . . . . . . . . . . .  3
         1.18       Closing   . . . . . . . . . . . . . . . . . . . . . .  3
         1.19       Closing Date  . . . . . . . . . . . . . . . . . . . .  3
         1.20       Collateral  . . . . . . . . . . . . . . . . . . . . .  4
         1.21       Collateral Documents  . . . . . . . . . . . . . . . .  4
         1.22       Commitment  . . . . . . . . . . . . . . . . . . . . .  5
         1.23       Consolidated Cash Flow  . . . . . . . . . . . . . . .  5
         1.24       Consolidated Cash Flow Leverage Ratio   . . . . . . .  5
         1.25       Consolidated Current Assets   . . . . . . . . . . . .  5
         1.26       Consolidated Current Liabilities  . . . . . . . . . .  5
         1.27       Consolidated Current Ratio  . . . . . . . . . . . . .  5
         1.28       Consolidated Leverage Ratio   . . . . . . . . . . . .  5
         1.29       Consolidated Tangible Net Worth   . . . . . . . . . .  6
         1.30       Consolidated Total Liabilities  . . . . . . . . . . .  6
         1.31       Control   . . . . . . . . . . . . . . . . . . . . . .  6
         1.32       Controlled Group  . . . . . . . . . . . . . . . . . .  6
         1.33       Customer List   . . . . . . . . . . . . . . . . . . .  6
         1.34       ERISA   . . . . . . . . . . . . . . . . . . . . . . .  6

         1.35       Environmental Laws  . . . . . . . . . . . . . . . . .  6
         1.36       Event of Default  . . . . . . . . . . . . . . . . . .  7
         1.37       Financing Statements  . . . . . . . . . . . . . . . .  7
         1.38       Firstar   . . . . . . . . . . . . . . . . . . . . . .  7
         1.39       Fiscal Year   . . . . . . . . . . . . . . . . . . . .  7
         1.40       Fixed Assets  . . . . . . . . . . . . . . . . . . . .  7
         1.41       Funded Debt   . . . . . . . . . . . . . . . . . . . .  7
         1.42       GAAP or Generally Accepted Accounting
                    Principles  . . . . . . . . . . . . . . . . . . . . .  7
         1.43       GMO   . . . . . . . . . . . . . . . . . . . . . . . .  7
         1.44       GRS   . . . . . . . . . . . . . . . . . . . . . . . .  7
         1.45       GMO Note  . . . . . . . . . . . . . . . . . . . . . .  7
         1.46       GRS Note  . . . . . . . . . . . . . . . . . . . . . .  8
         1.47       Gander International  . . . . . . . . . . . . . . . .  8
         1.48       Harris  . . . . . . . . . . . . . . . . . . . . . . .  8
         1.49       Indebtedness  . . . . . . . . . . . . . . . . . . . .  8
         1.50       Intellectual Property   . . . . . . . . . . . . . . .  8
         1.51       Interest Period   . . . . . . . . . . . . . . . . . .  8
         1.52       Inventory   . . . . . . . . . . . . . . . . . . . . .  8
         1.53       Investment  . . . . . . . . . . . . . . . . . . . . .  8
         1.54       LaSalle   . . . . . . . . . . . . . . . . . . . . . .  8
         1.55       Law   . . . . . . . . . . . . . . . . . . . . . . . .  9
         1.56       LIBOR   . . . . . . . . . . . . . . . . . . . . . . .  9
         1.57       LIBOR Based Borrowing   . . . . . . . . . . . . . . .  9
         1.58       Lien  . . . . . . . . . . . . . . . . . . . . . . . .  9
         1.59       Loans   . . . . . . . . . . . . . . . . . . . . . . .  9
         1.60       Mortgage  . . . . . . . . . . . . . . . . . . . . . .  9
         1.61       Multiemployer Plan  . . . . . . . . . . . . . . . . .  9
         1.62       NBD   . . . . . . . . . . . . . . . . . . . . . . . .  9
         1.63       Notes   . . . . . . . . . . . . . . . . . . . . . . .  9
         1.64       Other Event of Default  . . . . . . . . . . . . . . .  9
         1.65       Officer's Closing Certificate   . . . . . . . . . . . 10
         1.66       Opinion of Counsel  . . . . . . . . . . . . . . . . . 11
         1.67       Permitted Investments   . . . . . . . . . . . . . . . 11
         1.68       Permitted Leases  . . . . . . . . . . . . . . . . . . 12
         1.69       Permitted Liens   . . . . . . . . . . . . . . . . . . 12
         1.70       Person  . . . . . . . . . . . . . . . . . . . . . . . 12
         1.71       Plan  . . . . . . . . . . . . . . . . . . . . . . . . 13
         1.72       Pre-tax Earnings  . . . . . . . . . . . . . . . . . . 13
         1.73       Prime Rate  . . . . . . . . . . . . . . . . . . . . . 13
         1.74       Prime Rate Borrowing  . . . . . . . . . . . . . . . . 13
         1.75       Prior Closings  . . . . . . . . . . . . . . . . . . . 13
         1.76       Profit  . . . . . . . . . . . . . . . . . . . . . . . 13

         1.77       Purchase Money Liens  . . . . . . . . . . . . . . . . 13
         1.78       Real Estate   . . . . . . . . . . . . . . . . . . . . 13
         1.79       Receivables   . . . . . . . . . . . . . . . . . . . . 14
         1.80       Reference Rate  . . . . . . . . . . . . . . . . . . . 14
         1.81       Reportable Event  . . . . . . . . . . . . . . . . . . 14
         1.82       Required Banks  . . . . . . . . . . . . . . . . . . . 14
         1.83       Restricted Payments   . . . . . . . . . . . . . . . . 14
         1.84       Retail Store Expansion  . . . . . . . . . . . . . . . 14
         1.85       Retail Store Leases   . . . . . . . . . . . . . . . . 15
         1.86       Revolving Credit Commitment   . . . . . . . . . . . . 15
         1.87       Revolving Credit Commitment
                    Termination Date  . . . . . . . . . . . . . . . . . . 15
         1.88       Revolving Credit Facility   . . . . . . . . . . . . . 15
         1.89       Revolving Credit Loans  . . . . . . . . . . . . . . . 15
         1.90       Revolving Credit Notes  . . . . . . . . . . . . . . . 15
         1.91       Security Agreement  . . . . . . . . . . . . . . . . . 16
         1.92       Stock   . . . . . . . . . . . . . . . . . . . . . . . 16
         1.93       Subordinated Debt   . . . . . . . . . . . . . . . . . 16
         1.94       Subsidiary  . . . . . . . . . . . . . . . . . . . . . 16
         1.95       Subsidiary Documents  . . . . . . . . . . . . . . . . 16
         1.96       Subsidiary Collateral   . . . . . . . . . . . . . . . 16
         1.97       Subsidiary Guaranties   . . . . . . . . . . . . . . . 17
         1.98       Subsidiary Notes  . . . . . . . . . . . . . . . . . . 17
         1.99       Subsidiary Security Documents   . . . . . . . . . . . 17
         1.100      Term Loans  . . . . . . . . . . . . . . . . . . . . . 18
         1.101      Term Notes  . . . . . . . . . . . . . . . . . . . . . 18
         1.102      Total Commitments   . . . . . . . . . . . . . . . . . 18
         1.103      Unmatured Event of Default  . . . . . . . . . . . . . 18

ARTICLE II
The Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         2.1        Term Loan   . . . . . . . . . . . . . . . . . . . . . 18
         2.1.1      Interest Rate and Method of Converting  . . . . . . . 18
         2.1.2      Payments  . . . . . . . . . . . . . . . . . . . . . . 19
         2.1.3      Prepayments   . . . . . . . . . . . . . . . . . . . . 20
         2.1.4      Billings  . . . . . . . . . . . . . . . . . . . . . . 20
         2.1.5      Fees  . . . . . . . . . . . . . . . . . . . . . . . . 20
         2.2        The Revolving Credit Loans  . . . . . . . . . . . . . 20
         2.2.1      Method of Borrowing   . . . . . . . . . . . . . . . . 21
         2.2.2      Notes   . . . . . . . . . . . . . . . . . . . . . . . 22
         2.2.3      Interest Rates  . . . . . . . . . . . . . . . . . . . 22
         2.2.4      Use of Proceeds   . . . . . . . . . . . . . . . . . . 22
         2.2.5      Fee   . . . . . . . . . . . . . . . . . . . . . . . . 23

         2.2.6      Record Keeping  . . . . . . . . . . . . . . . . . . . 23
         2.3        Increases and Decreases in Interest Rates   . . . . . 24
         2.4        General   . . . . . . . . . . . . . . . . . . . . . . 25
         2.4.1      Computation of Interest and Fees  . . . . . . . . . . 25
         2.4.2      Payments  . . . . . . . . . . . . . . . . . . . . . . 25
         2.4.3      Capital Adequacy  . . . . . . . . . . . . . . . . . . 25
         2.4.4      Application of Payments   . . . . . . . . . . . . . . 26
         2.4.5      Interest Increase   . . . . . . . . . . . . . . . . . 26
         2.4.6      Increased Costs   . . . . . . . . . . . . . . . . . . 26
         2.4.7      Failure   . . . . . . . . . . . . . . . . . . . . . . 27
         2.4.8      Illegality  . . . . . . . . . . . . . . . . . . . . . 27
         2.4.9      Harris Purchase   . . . . . . . . . . . . . . . . . . 27
         2.4.10     Time  . . . . . . . . . . . . . . . . . . . . . . . . 28
         2.4.11     Maximum Rate of Interest  . . . . . . . . . . . . . . 28
         2.4.12     Bank One as Agent   . . . . . . . . . . . . . . . . . 28

ARTICLE III
Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE IV
Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         4.1        Appointment and Authorization   . . . . . . . . . . . 30
         4.2        Agent and Affiliates  . . . . . . . . . . . . . . . . 30
         4.3        Action by Agent   . . . . . . . . . . . . . . . . . . 30
         4.4        Consultation with Experts   . . . . . . . . . . . . . 31
         4.5        Liability of Agent  . . . . . . . . . . . . . . . . . 31
         4.6        Indemnification   . . . . . . . . . . . . . . . . . . 31
         4.7        Credit Decision   . . . . . . . . . . . . . . . . . . 32
         4.8        Successor Agent   . . . . . . . . . . . . . . . . . . 32
         4.9        General   . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE V
Conditions for Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . 33
         5.1        All Borrowings  . . . . . . . . . . . . . . . . . . . 33
         5.2        Initial Borrowing   . . . . . . . . . . . . . . . . . 33
         5.2.1      Opinion of Counsel  . . . . . . . . . . . . . . . . . 33
         5.2.2      Documentation and Payments  . . . . . . . . . . . . . 33
         5.2.3      Closing Certificate   . . . . . . . . . . . . . . . . 33
         5.2.4      Environmental Audit   . . . . . . . . . . . . . . . . 34
         5.2.5      Violation of Environmental Laws   . . . . . . . . . . 34
         5.2.6      Retirement of Debt; Termination Statements  . . . . . 34
         5.2.7      Title Insurance; Survey   . . . . . . . . . . . . . . 34

         5.2.8      Appraisal   . . . . . . . . . . . . . . . . . . . . . 35
         5.2.9      Flood Disaster Protection Act   . . . . . . . . . . . 35
         5.2.10     Other Documents   . . . . . . . . . . . . . . . . . . 35
         5.3        Subsequent Borrowing  . . . . . . . . . . . . . . . . 35
         5.3.1      Representations and Warranties True
                    and Correct   . . . . . . . . . . . . . . . . . . . . 35
         5.3.2      Compliance  . . . . . . . . . . . . . . . . . . . . . 35
         5.3.3      Other Documents   . . . . . . . . . . . . . . . . . . 35
         5.3.4      Changes in Law  . . . . . . . . . . . . . . . . . . . 35

ARTICLE VI
Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . 36
         6.1        Organization and Qualification  . . . . . . . . . . . 36
         6.2        Financial Statements  . . . . . . . . . . . . . . . . 36
         6.3        Authorization; Enforceability   . . . . . . . . . . . 36
         6.4        Absence of Conflicting Obligations  . . . . . . . . . 37
         6.5        Taxes   . . . . . . . . . . . . . . . . . . . . . . . 37
         6.6        Absence of Litigation   . . . . . . . . . . . . . . . 37
         6.7        Guarantees; Undisclosed Liabilities   . . . . . . . . 37
         6.8        Accuracy of Information   . . . . . . . . . . . . . . 37
         6.9        Title to Property   . . . . . . . . . . . . . . . . . 38
         6.10       Trademarks, Patents, etc.   . . . . . . . . . . . . . 38
         6.11       Labor Matters   . . . . . . . . . . . . . . . . . . . 38
         6.12       Federal Reserve Regulations   . . . . . . . . . . . . 38
         6.13       Subsidiaries  . . . . . . . . . . . . . . . . . . . . 38
         6.14       ERISA   . . . . . . . . . . . . . . . . . . . . . . . 38
         6.15       Compliance with Laws  . . . . . . . . . . . . . . . . 39
         6.16       Restricted Payments   . . . . . . . . . . . . . . . . 39
         6.17       No Default  . . . . . . . . . . . . . . . . . . . . . 39
         6.18       Other Environmental Conditions  . . . . . . . . . . . 39
         6.19       Solvency  . . . . . . . . . . . . . . . . . . . . . . 39
         6.20       Changes in Laws   . . . . . . . . . . . . . . . . . . 40
         6.21       Environmental Judgments, Decrees and
                    Orders  . . . . . . . . . . . . . . . . . . . . . . . 40
         6.22       Environmental Permits and Licenses  . . . . . . . . . 40
         6.23       Subsidiary Documents  . . . . . . . . . . . . . . . . 40

ARTICLE VII
Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         7.1        Affirmative Covenants   . . . . . . . . . . . . . . . 40

ARTICLE VIII
Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

         8.1        Negative Covenants  . . . . . . . . . . . . . . . . . 48

ARTICLE IX
Permitted Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
         9.1        Permitted Contests  . . . . . . . . . . . . . . . . . 51

ARTICLE X
Default; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
         10.1       Automatic Event of Default  . . . . . . . . . . . . . 52
         10.2       Other Event of Default  . . . . . . . . . . . . . . . 53
         10.3       Remedies Under Collateral Documents   . . . . . . . . 53
         10.4       Remedies Not Exclusive  . . . . . . . . . . . . . . . 53
         10.5       Right of Set-Off  . . . . . . . . . . . . . . . . . . 53

ARTICLE XI
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

         11.1       Expenses and Attorneys' Fees  . . . . . . . . . . . . 54
         11.2       Assignability; Successors   . . . . . . . . . . . . . 54
         11.3       Survival  . . . . . . . . . . . . . . . . . . . . . . 54
         11.4       Governing Law   . . . . . . . . . . . . . . . . . . . 54
         11.5       Counterparts; Headings  . . . . . . . . . . . . . . . 54
         11.6       Entire Agreement  . . . . . . . . . . . . . . . . . . 54
         11.7       Notices   . . . . . . . . . . . . . . . . . . . . . . 55
         11.8       Participation   . . . . . . . . . . . . . . . . . . . 56
         11.9       Severability  . . . . . . . . . . . . . . . . . . . . 56
         11.10      No Reliance   . . . . . . . . . . . . . . . . . . . . 57
         11.11      Notes and Collateral Documents  . . . . . . . . . . . 57
         11.12      Accounting Terms and Determinations   . . . . . . . . 57
         11.13      Indemnity   . . . . . . . . . . . . . . . . . . . . . 57
         11.14      No Waivers  . . . . . . . . . . . . . . . . . . . . . 58
         11.15      Amendments and Waivers  . . . . . . . . . . . . . . . 58
         11.16      Consent to Jurisdiction; Waiver of
                    Jury Trial  . . . . . . . . . . . . . . . . . . . . . 58
         11.17      Miscellaneous   . . . . . . . . . . . . . . . . . . . 58
         11.18      New Subsidiaries  . . . . . . . . . . . . . . . . . . 58

                           THIRD AMENDED AND RESTATED
                                REVOLVING CREDIT
                                    AND TERM
                                 LOAN AGREEMENT


         THIS THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of the 22nd day of November, 1994, by and between BANK ONE, MILWAUKEE, NA and NBD BANK, N.A., each, as Bank and agent for the Banks, FIRSTAR BANK MILWAUKEE, N.A., LASALLE NATIONAL BANK, and HARRIS TRUST AND SAVINGS BANK, as Banks, and GANDER MOUNTAIN, INC., a Wisconsin corporation, as Borrower.


                                R E C I T A L S

         WHEREAS, pursuant to a Revolving Credit and Term Loan Agreement dated December 11, 1992, as amended by the First Amendment to Revolving Credit and Term Loan Agreement dated July 2, 1993, as amended and restated pursuant to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 30, 1993 and as further amended and restated pursuant to the Second Amended and Restated Revolving Credit and Term Loan Agreement effective as of April 3, 1994 (collectively, the "Initial Loan Agreement"), Bank One, Firstar, LaSalle and NBD made available to Borrower various credit facilities aggregating up to a maximum amount of Sixty-Five Million Dollars ($65,000,000.00) (the "Initial Credit Facilities"); and

         WHEREAS, substantially concurrently herewith Harris purchased a portion of the Initial Credit Facilities;

         WHEREAS, the Borrower has requested the Banks to renew and increase the Initial Credit Facilities;

         WHEREAS, the Banks are willing to do so subject to all of the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and in the Initial Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         When used herein, the following terms shall have the meanings specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

       1.1 Affiliate. "Affiliate" shall mean any Person: (a) who is an officer or director, or both, of the Borrower; or (b) who beneficially owns or controls 1% or more of the issued and outstanding voting shares of the Borrower; or (c) in which an Affiliate is an officer or director, or both; or
(d) in which an Affiliate owns or controls 1% or more of the issued and outstanding voting shares or equity interest; or (e) which directly or indirectly controls or is controlled by or is under common control with, the Borrower; or (f) who is related by blood, adoption or marriage to any Affiliate.

       1.2 After-Tax Earnings. "After-tax Earnings" shall mean for any period the difference between (a) Pre-tax Earnings and (b) the total amount of federal, state and local income taxes paid or payable on Pre-tax Earnings all as determined in accordance with Generally Accepted Accounting Principles, consistently applied.

       1.3 Agent. "Agent" shall mean Bank One and/or NBD and their respective successors and assigns. Bank One shall be the exclusive agent of the Banks for holding Collateral except as may be otherwise provided in the Collateral Documents.

       1.4 Agreement. "Agreement" shall mean this Third Amended and Restated Revolving Credit and Term Loan Agreement (together with the Exhibits attached hereto), as the same shall be amended, modified or supplemented from time to time in accordance with the terms hereof.

       1.5 Automatic Event of Default. "Automatic Event of Default" shall mean any one or more of the following: the Borrower, GMO or GRS shall
(i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature, (ii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, (iii) become the subject of an "order for relief" within the meaning of the U.S. Bankruptcy Code, (iv) file a petition requesting an "order for relief" within the meaning of the U.S. Bankruptcy Code or otherwise file a petition in bankruptcy or for reorganization, or to effect a plan or other arrangement with creditors, (v) file an answer to a creditor's petition, admitting the material allegations thereof, for an adjudication of bankruptcy or for reorganization or to effect a plan or other arrangement with creditors, (vi) apply to a court for the appointment of a receiver or custodian for any assets or properties, (vii) have a receiver or custodian appointed for any assets or properties with or without consent or (viii) have a petition in bankruptcy filed (or other commencement of a bankruptcy or similar proceeding shall have occurred) against it under applicable bankruptcy, insolvency or similar laws as now or hereafter in effect and such petition shall not have been dismissed or stayed within sixty (60) days after filing or if it shall adopt a plan of complete liquidation of its assets which is not otherwise permitted under this Agreement.

       1.6 Bank. "Bank" shall mean either Bank One, Firstar, LaSalle, NBD or Harris.

       1.7      Banks.  "Banks" shall mean Bank One, Firstar, LaSalle, NBD and
Harris.

       1.8      Bank One.  "Bank One" shall mean Bank One, Milwaukee, NA.

       1.9 Bank Affiliate. "Bank Affiliate" shall mean any past, present or future subsidiary or parent or any other direct or indirect subsidiary of the parent of any of the Banks.

       1.10 Banks Term Loan Percentage. Banks Term Loan Percentage shall be each Bank's percentage of the Term Loan as identified in Section 2.1.

       1.11 Borrower. "Borrower" shall mean Gander Mountain, Inc., a Wisconsin corporation and permitted successors and assigns.

       1.12 Borrowing. "Borrowing" shall mean any borrowing hereunder under the Revolving Credit Facility.

       1.13 Borrowing Date. "Borrowing Date" shall mean each date on which a Revolving Credit Loan is made by a Bank or the Banks to the Borrower.

       1.14 Business Day. "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Wisconsin, Illinois or Michigan are authorized or required to close under the laws of the State of Wisconsin, the State of Illinois or the State of Michigan.

       1.15 Capital Expenditures. "Capital Expenditures" shall mean any expenditure by Borrower or any Subsidiary for fixed or capital assets or Capitalized Leases, including, without limitation, improvements, replacements, substitutions or additions to all or any portion of the Real Estate or Fixed Assets, that have a useful life of one year or more.

       1.16 Capitalized Leases. "Capitalized Leases" shall mean all leases which are capitalized on the books of the Borrower or any Subsidiary, or should be so capitalized under Generally Accepted Accounting Principles.

       1.17 Cash. "Cash" means cash, cash equivalents, deposit accounts with any Bank and all rights to receive payments of money that are not Receivables.

       1.18 Closing. "Closing" shall mean the conference to be held at 2:00 p.m. on the Closing Date at the offices of Davis & Kuelthau, S.C., 111 East Kilbourn Avenue, Suite 1400, Milwaukee, Wisconsin, at which the Borrower, GMO and GRS shall execute and deliver to the Banks the various documents and materials described in this Agreement or required by the Banks.

       1.19     Closing Date.  "Closing Date" shall mean November 22, 1994.

       1.20 Collateral. "Collateral" shall mean all assets of the Borrower, whether now owned or hereafter acquired by Borrower, whether now existing or hereafter created, wherever located, together with all additions and accessions thereto and all proceeds and products thereof, which shall secure the Loans and any other obligations of Borrower to any of the Banks including, without limitation, the following:

                 (a) All Cash, Inventory, Receivables and Investments, including, without limitation, all instruments and documents evidencing obligations of a Subsidiary to Borrower and all security interests in any property granted Borrower to secure payment or performance of such obligations;

                 (b) All machinery, equipment, tooling, dies, parts, components, motor vehicles, trailers, furniture and fixtures;

                 (c) Borrower's interest in the Real Estate and all other real estate, real property and improvements located thereon;

                 (d) All rights of the Borrower pursuant to leases, contracts relating to Real Estate or Fixed Assets or the Customer List, and insurance policies and insurance claims (but not keyman life insurance policies) including without limitation, any leases for the Retail Stores;

                 (e) All Intellectual Property and all general intangibles including, without limitation, the Customer List;

                 (f) (Other than keyman life insurance policies) all insurance policies, insurance claims and insurance proceeds;

                 (g) All additions and accessions to any and all of the assets described in Sections (a), (b), (c), (d), (e) and (f) of this paragraph;

                 (h) All spare and repair parts, special tools, equipment and replacements for any and all of the assets described in Sections (a), (b),
(c), (d), (e), (f) and (g) of this paragraph;

                 (i) All books and records pertaining to any of the foregoing, including all computer programs, tapes, data and related data processing software;

                 (j)      Borrower's interest in the Subsidiary Collateral; and

                 (k) All proceeds and products of any and all of the assets described in Section (a), (b), (c), (d), (e), (f), (g), (h), (i), and
(j) of this paragraph.

       1.21 Collateral Documents. "Collateral Documents" shall mean the Security Agreement, the Mortgage, the Subsidiary Guaranties and all other security agreements, mortgages, pledges, financing statements, assignments and documents required by the Banks and delivered by the Borrower pursuant to the terms of the Initial Loan Agreement or this Agreement, including, without limitation, collateral pledges and assignments in favor of the Agent and/or the Banks of notes and security interests in favor of Borrower from any Subsidiary as any of them shall be amended from time to time in accordance with the terms thereof and hereof.

       1.22 Commitment. "Commitment" shall mean with respect to each Bank, such Bank's obligation to make loans under the Revolving Credit Commitment.

       1.23 Consolidated Cash Flow. "Consolidated Cash Flow" shall mean for any period, the sum of the following for Borrower and each of its Subsidiaries (a) Pre-tax Earnings plus (b) interest expense plus (c) depreciation plus (d) amortization all as determined in accordance with Generally Accepted Accounting Principles, consistently applied.

       1.24 Consolidated Cash Flow Leverage Ratio. "Consolidated Cash Flow Leverage Ratio" shall mean as of any date, the relationship, expressed as a numerical ratio, which (i) the average of Funded Debt over the four most recently ended Fiscal Year quarters of Borrower bears to (ii) the sum of Consolidated Cash Flow over the four most recently ended Fiscal Year quarters of Borrower.

       1.25 Consolidated Current Assets. "Consolidated Current Assets" shall mean at any date all consolidated assets of the Borrower and each Subsidiary which, in accordance with Generally Accepted Accounting Principles, would be classified as current assets at such date.

       1.26 Consolidated Current Liabilities. "Consolidated Current Liabilities" shall mean at any date the amount of all Revolving Credit Loans outstanding (excluding contingent liabilities under unexpired letters of credit) and the current portion of the Term Loan plus all other liabilities of the Borrower and each Subsidiary which, in accordance with Generally Accepted Accounting Principles, would be classified as current liabilities at such date, including tax and all other proper accruals and any indebtedness payable upon demand or maturing within twelve (12) months from such date.

       1.27 Consolidated Current Ratio. "Consolidated Current Ratio" shall mean, as of any date, the relationship, expressed as a numerical ratio, which Consolidated Current Assets bear to Consolidated Current Liabilities.

       1.28 Consolidated Leverage Ratio. "Consolidated Leverage Ratio" shall mean the ratio of the Consolidated Total Liabilities of Borrower and its Subsidiaries to the Consolidated Tangible Net Worth of Borrower and its Subsidiaries.

       1.29 Consolidated Tangible Net Worth. "Consolidated Tangible Net Worth" shall mean Borrower's consolidated stockholders' equity plus Subordinated Debt plus stock subscription receivables less (i) goodwill; (ii) patents; (iii) trademarks; (iv) trade names; (v) copyrights; (vi) noncompetition agreements; (vii) treasury stock; (viii) acquired customer lists; (ix) organization costs; (x) loans or advances to officers, employees or Affiliates; (xi) prepaid expenses (excluding prepaid catalog expenses and prepaid paper expenses); (xii) any of Borrower's stock appearing on the asset side of Borrower's or any Subsidiary's balance sheet; and (xiii) other assets properly classified as intangible assets, all as determined in accordance with Generally Accepted Accounting Principles consistently applied.

       1.30 Consolidated Total Liabilities. "Consolidated Total Liabilities" shall mean the aggregate of all liabilities and reserves of every kind and character of Borrower and each Subsidiary, excluding Subordinated Debt, determined in accordance with Generally Accepted Accounting Principles consistently applied.

       1.31 Control. "Control" shall mean, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

       1.32 Controlled Group. "Controlled Group" shall mean a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Borrower is a part.

       1.33 Customer List. "Customer List" shall mean the mailing list maintained by Borrower or any Subsidiary from time to time which consists of, among other things, the names and addresses of all buyers of merchandise from Borrower or any Subsidiary within the last seven (7) years and all inquirers, which list as of October 29, 1994 consisted of approximately 8.6 million names. Customer List shall include all right, title and interest of Borrower or any Subsidiary to use any other Person's names or list. Customer list shall also include any rental income, contracts or leases relating to such list.

       1.34 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

       1.35 Environmental Laws. "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

       1.36 Event of Default. "Event of Default" shall mean any Automatic Event of Default or any Other Event of Default. An Event of Default under any of the Loans shall constitute an Event of Default under all of the Loans.

       1.37 Financing Statements. "Financing Statements" shall mean Uniform Commercial Code Financing Statements evidencing the security interests granted by the Borrower or any Subsidiary pursuant to the Security Agreement, the Mortgage, the Collateral Documents or the Subsidiary Security Documents.

       1.38     Firstar.  "Firstar" shall mean Firstar Bank Milwaukee, N.A.

       1.39 Fiscal Year. "Fiscal Year" shall mean the Borrower's fiscal year ending on the Friday closest to June 30 in each year during the term of this Agreement.

       1.40 Fixed Assets. "Fixed Assets" shall mean all fixed assets of Borrower and any Subsidiary, whether owned or leased, whether now existing or hereafter acquired, including but not limited to all machinery, tools, equipment, vehicles, trailers, furniture, fixtures and leasehold improvements. Fixed Assets shall not include the Real Estate.

       1.41 Funded Debt. "Funded Debt" shall mean at any time the principal amount outstanding under (i) the Revolving Credit Notes including the undrawn amount of all unexpired letters of credit plus (ii) the Term Notes plus
(iii) the Industrial Revenue Bond with the Town of Randall, Wisconsin dated December 1, 1985.

       1.42 GAAP or Generally Accepted Accounting Principles. "GAAP" or "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles in effect in the United States from time to time.

       1.43     GMO.  "GMO" shall mean GMO, Inc., a Wisconsin corporation.

       1.44     GRS.  "GRS" shall mean GRS, Inc., a Wisconsin corporation.

       1.45 GMO Note. "GMO Note" shall mean that certain promissory note in the stated principal amount of Fifty Million Dollars ($50,000,000) dated November 22, 1994 executed by GMO made payable to the order of Borrower.

       1.46     GRS Note.   "GRS Note" shall mean that certain promissory note
in the stated principal amount of Fifty Million Dollars ($50,000,000) dated November 22, 1994 executed by GRS made payable to the order of Borrower.

       1.47 Gander International. "Gander International" shall mean Gander International, Inc., a Barbados corporation.

       1.48     Harris.  "Harris" means Harris Trust and Savings Bank.

       1.49     Indebtedness.    "Indebtedness" shall mean all liabilities or
obligations of the Borrower or any Subsidiary, whether primary or secondary or absolute or contingent, liquidated or unliquidated, including without limitation liabilities or obligations: (a) for borrowed money; (b) evidenced by notes, bonds, debentures, guarantees or similar obligations; (c) secured by any Liens on any assets of the Borrower or any Subsidiary; or (d) for payables or trade payables of the Borrower or any Subsidiary all as determined in accordance with Generally Accepted Accounting Principles, consistently applied.

       1.50 Intellectual Property. "Intellectual Property" shall mean all patents, trademarks and trade names and all registrations and applications for any of the foregoing and copyrights owned or used by Borrower or any Subsidiary and all licenses granted to Borrower or any Subsidiary for the use of any trademark, trade name, or patent or any material which is subject to a copyright, together with all rights to sue for past, present and future infringement.

       1.51 Interest Period. "Interest Period" shall mean with respect to any LIBOR Based Borrowing, the period commencing on the date of such Borrowing and ending either 30, 60 or 90 days thereafter as indicated in the Notice of Borrowing.

       1.52 Inventory. "Inventory" shall mean all personal property of Borrower or any Subsidiary held for sale, lease or demonstration, or to be furnished under contract for service, goods leased to others, trade-ins, returns and repossessions, raw materials, work in process, finished goods including finished goods consigned to any Person, materials and supplies used or consumed in Borrower's or any Subsidiary's business, and all additions and accessions to them, including documents evidencing such property.

       1.53 Investment. "Investment" by any Person shall mean: (a) any transfer or delivery of cash, stock or other property or value by such Person in exchange for indebtedness, stock or any other security of another Person; and (b) any loan, advance or capital contribution to or in any other Person; and (c) any guaranty, creation or assumption of any liability or obligation of any other Person.

       1.54     LaSalle.  "LaSalle" shall mean LaSalle National Bank.

       1.55 Law. "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, judicial or administrative interpretations and orders promulgated thereunder.

       1.56 LIBOR. "LIBOR" shall mean the rate adopted or established by Bank One from time to time as its LIBOR rate.

       1.57 LIBOR Based Borrowing. "LIBOR Based Borrowing" shall mean any Borrowing by Borrower under the Revolving Credit Facility or Term Loan Facility which bears interest based upon LIBOR.

       1.58 Lien. "Lien" shall mean with respect to any asset: (a) any mortgage, pledge, lien, charge, security interest or encumbrance of any kind; or (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

       1.59 Loans. "Loans" shall mean the Revolving Credit Loans and the Term Loans.

       1.60 Mortgage. "Mortgage" shall mean a Mortgage dated as of December 11, 1992 by the Borrower in favor of Bank One, as agent for the Banks, as amended by an Amendment to Mortgage dated July 2, 1993 as further amended by a Second Amendment to Mortgage dated November 30, 1993, and as further amended by a Third Amendment to Mortgage dated the date hereof, as the same shall be amended from time to time in accordance with the terms thereof.

       1.61 Multiemployer Plan. "Multiemployer Plan" shall mean any pension benefit plan subject to Title IV of ERISA as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries is required to contribute on behalf of its employees.

       1.62     NBD.  "NBD" shall mean NBD Bank, N.A.

       1.63 Notes. "Notes" shall mean the promissory notes from the Borrower to the Banks evidencing the Revolving Credit Facility and the Term Loan Facility together with all extensions, renewals and refinancings thereof.

       1.64 Other Event of Default. "Other Event of Default" shall mean any one of the following: (a) the Borrower shall fail to pay on the due date any installment of the principal of or interest upon any of the Notes; (b) any Subsidiary shall fail to pay on the due date any installment of the principal of or interest on any note or other obligation due the Borrower; (c) there shall be a default in the performance or observance of any of the covenants and agreements contained in Sections 7.1(b), 7.1(c), 7.1(d), 7.1(i), 7.1(j), 7.1(k), 7.1(l), 7.1(m), 7.1(n), 7.1(r), 7.1(s), 7.1(t), 7.1(u), 7.1(v),
8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(f), 8.1(g), 8.1(i), 8.1(j), 8.1(l) or
8.1(m) of this Agreement; (d) there shall be a default in the performance or observance of any of the covenants and agreements contained in Sections 7.1(a), 7.1(e), 7.1(f), 7.1(g), or 8.1(e) of this Agreement and if susceptible to remedy in the Required Banks reasonable judgment such failure shall continue and remain uncured for a period of five (5) days after such default shall become or should have become known to the Borrower; (e) there shall be a default in the performance or observance of any of the covenants and agreements contained in Sections 7.1(h), 7.1(o), 7.1(p), 7.1(q), 8.1(h) or 8.1(k) of this
Agreement, and if susceptible to remedy in the Required Banks reasonable judgment, such failure shall continue and remain uncured for a period of twenty
(20) days after such default shall become or should have become known to the Borrower; (f) there shall be a default in the performance or observance of any of the other covenants and agreements contained in this Agreement; (g) Borrower or any Subsidiary shall default in the performance or the observance of any of the covenants and agreements contained in any of the Collateral Documents beyond any grace period, if any, as provided therein; (h) any representation or warranty made by the Borrower or any Subsidiary herein or in any Collateral Documents or in any document or financial statement delivered pursuant hereto shall prove to have been false in any material respect as of the time when made or given except in the case of financial forecasts previously delivered to the Banks and then only if such financial forecasts were knowingly or intentionally misstated; (i) if an event of default as defined in any other mortgage, indenture, note, agreement, guaranty, surety or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more of the Borrower or any Subsidiary, whether such indebtedness now exists or shall hereafter be created, shall occur and shall permit the acceleration of such indebtedness; (j) if any of the Collateral Documents shall not be in full force and effect with respect to all or any portion of the Collateral; (k) the entry against the Borrower or any Subsidiary of one or more judgments or decrees involving an aggregate liability of Two Hundred Fifty Thousand Dollars ($250,000) or more, which has or have become non-appealable and which remains undischarged, unsatisfied and unstayed for more than forty-five (45) days in the event a notice of entry of judgement is filed or ninety (90) days in the event a notice of entry of judgement is not filed, whether or not consecutive, or the issuance and levy of a writ of attachment or garnishment against the property of the Borrower or any Subsidiary in an action claiming Two Hundred Fifty Thousand Dollars ($250,000) or more, and which is not released or appealed and bonded in a manner satisfactory to the Banks; or (1) any Subsidiary shall default in the performance or the observance of any of the covenants and agreements contained in any of the Subsidiary Documents beyond any grace period, if any, as provided therein.

       1.65     Officer's Closing Certificate.  "Officer's Closing
Certificate" shall mean a certificate in the form of Exhibit 4 attached hereto signed in the name of the Borrower, GMO and GRS, respectively, by its Chairman of the Board, President, Vice President-Finance, Treasurer or Controller.

       1.66 Opinion of Counsel. "Opinion of Counsel" shall mean the opinion of counsel for the Borrower and each Subsidiary, satisfactory to the Banks, in substantially the form of Exhibit 5 attached hereto.

       1.67 Permitted Investments. "Permitted Investments" shall mean the following investments, provided that with the exception of subparagraph (e) and
(h) below, the Borrower shall have granted the Banks a first perfected security interest therein:

                 (a) Investments in bank savings accounts and certificates of deposit maturing within one year of the date of acquisition;

                 (b) Investments in obligations which are direct, full faith and credit obligations of the United States of America or are obligations with respect to which the United States of America has unconditionally guaranteed the timely payment of all principal and interest;

                 (c) Investments in direct obligations of any state or political subdivision of any state of the United States of America rated "A" or above by Moody's Investors Service or Standard & Poor's Corporation;

                 (d) Investments in prime commercial paper, rated either P-1 by Moody's Investors Service or A-1 by Standard & Poor's Corporation, maturing within one year of the date of acquisition;

                 (e) Reasonable advances to suppliers which are customary in the industry and employees in the ordinary course of business;

                 (f)      Investments in money market instruments;

                 (g)      Any other investment allowed by Banks;

                 (h) Borrower's existing investment in MAC of Minnesota, Inc.;

                 (i) Borrower's investment in the Stock of GRS, GMO and Gander International, provided that at all times Borrower's investment in any Subsidiary is evidenced by the Stock and all of the Stock of GRS and GMO is pledged to the Banks and further provided that the Borrower shall not increase its investment in any Subsidiary without the consent of the Required Banks;

                 (j) Borrower's loans to GMO and GRS evidenced by the Subsidiary Notes, provided at all times Borrower's loan to GRS does not exceed Fifty Million Dollars ($50,000,000) at any time outstanding, the GRS
Note is pledged to the Banks and secured by a perfected first security interest in all of the Subsidiary Collateral of GRS (which can be perfected by filing) which security interests are assigned to the Banks and further provided at all times Borrower's loan to GMO does not exceed Fifty Million Dollars ($50,000,000) at any time outstanding, the GMO Note is pledged to the Banks and secured by a perfected first security interest in all of the Subsidiary Collateral of GMO (which can be perfected by filing) which security interests are assigned to the Banks; and

                 (k) Borrower's investment in other mail order and retail companies not exceeding $5,000 individually and not exceeding $25,000 in the aggregate.

       1.68 Permitted Leases. "Permitted Leases" shall mean the leases described in Exhibit 6 attached hereto and incorporated herein by this reference and all renewals and replacements thereof provided such renewals or replacements are on substantially comparable terms.

       1.69     Permitted Liens.  "Permitted Liens" shall mean:

                 (a) Liens for taxes, assessments, or governmental charges, or the unpaid installments thereof and Liens incident to construction or other statutory liens, which are either not delinquent or are being contested in good faith as provided in Section 9.1 hereof;

                 (b) Easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property including all exceptions to title on the Real Estate acceptable to the Banks as included in Bank's Mortgage Title Policy issued by Chicago Title Insurance Company dated October 26, 1993;

                 (c) Liens or deposits in connection with workmen's compensation or other insurance or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of borrowed money) or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business;

                 (d)      Liens in favor of the Agent and/or the Banks;

                 (e) Liens permitted in the Security Agreement or the Mortgage, if any;

                 (f) Liens or encumbrances which have been consented to in writing by the Banks after the date of this Agreement ;

                 (g) Purchase Money Liens securing Indebtedness not to exceed $1,000,000 in the aggregate in any Fiscal Year; and

                 (h)      Liens or encumbrances identified on Exhibit 6.

       1.70 Person. "Person" shall mean and include an individual, partnership, corporation, trust, unincorporated organization and a government or any department or agency thereof.

       1.71 Plan. "Plan" shall mean any employee pension benefit plan subject to Title IV of ERISA, including any Multiemployer Plan, maintained by the Borrower or any Subsidiary or any plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees.

       1.72 Pre-tax Earnings. "Pre-tax Earnings" shall mean for any period the excess of (a) all revenues and income derived from operations in the ordinary course of business (excluding extraordinary gains and profits upon the disposition of Investments or Fixed Assets) over (b) all expenses and other proper charges against income (excluding payment or provision of all applicable income taxes paid or payable and extraordinary losses upon the disposition of Investments or Fixed Assets), all as determined in accordance with Generally Accepted Accounting Principles, consistently applied.

       1.73 Prime Rate. "Prime Rate" shall mean, for each of LaSalle, Firstar and NBD and Harris , the rate of interest announced by such bank from time to time as its prime rate, with the interest rate changing as and when such prime rate changes which rate may not be the lowest rate of interest charged to borrowers of such bank.

       1.74 Prime Rate Borrowing. "Prime Rate Borrowing" shall mean any Borrowing by Borrower under the Revolving Credit Facility or Term Loan Facility which bears interest based upon either the Prime Rate or the Reference Rate.

       1.75 Prior Closings. "Prior Closings" shall mean the conferences at which the Borrower executed and delivered to the Banks the various documents and materials described in this Agreement or required by the Banks in connection with the Initial Loan Agreement.

       1.76 Profit. "Profit" shall mean for any period that After Tax Earnings equal or exceed One Dollar ($1.00).

       1.77 Purchase Money Liens. "Purchase Money Liens" shall mean Liens incurred in the ordinary course of business securing either purchase money indebtedness incurred in connection with Capital Expenditures by the Borrower or any Subsidiary or Liens incurred in connection with Capitalized Leases provided that in either event such Liens do not extend to or cover assets or properties other than (i) those purchased in connection with the purchase in which such indebtedness was incurred or (ii) those leased in connection with the Capitalized Lease.

       1.78 Real Estate. "Real Estate" shall mean the land, building and improvements owned by Borrower located at 12400 Fox River Road, Wilmot, Wisconsin 53192 and any other interest in real estate acquired hereafter by Borrower or any Subsidiary.

       1.79 Receivables. "Receivables" shall mean all of Borrower's and any Subsidiary's accounts, contract rights, instruments, drafts, documents, notes, acceptances and chattel paper.

       1.80 Reference Rate. "Reference Rate" shall mean the rate of interest adopted by Bank One from time to time, floating daily, as the base rate for interest rate determinations, changing on each day that such base rate changes, which may not be the lowest rate of interest charged to borrowers by Bank One.

       1.81 Reportable Event. "Reportable Event" shall mean a reportable event as that term is defined in Title IV of ERISA.

       1.82 Required Banks. "Required Banks" shall mean Banks having at least two-thirds in the aggregate of Total Commitments except that for any of the following changes the consent of all of the Banks shall be required: (i) change in maturity date of either the Term Note or the Revolving Credit Note;
(ii) change in the amortization period of the Term Loan; (iii) increase in the Term Loan or Revolving Credit Facility over the amount provided in this

Agreement; (iv) a release of any Collateral; (v) waiver of any payment default by Borrower or any Subsidiary; (vi) a change in the definition of Required Banks; or (vii) a change in the interest rate or fees on the Loans.

       1.83 Restricted Payments. "Restricted Payments" shall mean (a) any cash dividend or other cash distribution on any shares of the Borrower's capital stock (common or preferred), which after giving effect to such cash dividend would cause a violation of a financial covenant contained in this Agreement or an Event of Default or Unmatured Event of Default, (b) except for payments which may be due under a Preferred Rights Stock Agreement not to exceed $40,000 in the aggregate, any payment (including, without limitation, the setting aside of assets or the deposit of funds therefor) on account of the purchase, redemption, retirement or acquisition of (i) any shares of the Borrower's capital stock or (ii) any option, warrant or other right to acquire shares of the Borrower's capital stock, (c) except for repayments of principal or interest on the GMO Note and GRS Note, any prepayment of principal or interest on account of debt for borrowed money (other than the Loans) or any purchase, defeasance, redemption, retirement or acquisition of any principal or interest on such debt (including, without limitation, the setting aside of assets or the deposit of funds therefor), or (d) any payment of management or consulting fees to an Affiliate of the Borrower or any Subsidiary or any shareholder of the Borrower except for the purchase of goods or services from an Affiliate provided any such transaction is on no less favorable terms as would be available in the market place in general.

       1.84 Retail Store Expansion. "Retail Store Expansion" shall mean GRS entering into new Retail Store Leases and/or the construction of leasehold improvements and store opening costs associated with the opening of new retail or outlet stores.

       1.85 Retail Store Leases. "Retail Store Leases" shall mean the leasehold interest of GRS or of Borrower and assigned to GRS in real estate operated as a retail store, in the locations described in Exhibit 9 attached hereto existing on the Closing Date and any other retail store leasehold arising after the Closing Date.

       1.86 Revolving Credit Commitment. "Revolving Credit Commitment" shall mean the commitment of the Banks to make Revolving Credit Loans pursuant to this Agreement up to a maximum principal amount outstanding as follows:
Seventy Million Dollars

($70,000,000) from (a) November 22, 1994 until June 30, 1995, (b) December 1,
1995 until June 30, 1996 and (c) December 1, 1996 until June 30, 1997; and Eighty Million Dollars ($80,000,000) from (a) July 1, 1995 until November 30, 1995, (b) July 1, 1996 until November 30, 1996 and (c) July 1, 1997 until November 30, 1997. Bank One's Revolving Credit Commitment shall be equal to 29.6875% of the Revolving Credit Commitment less the face amount of all unexpired letters of credit issued by Bank One under the Revolving Credit Facility. LaSalle's Revolving Credit Commitment shall be equal to 17.1875% of the Revolving Credit Commitment, Firstar's Revolving Credit Commitment shall be equal to 15.625% of the Revolving Credit Commitment and NBD's Revolving Credit Commitment shall be equal to 21.875% of the Revolving Credit Commitment less the face amount of all unexpired letters of credit issued by NBD under the Revolving Credit Facility and Harris' Revolving Credit Commitment shall be equal to 15.625% of the Revolving Credit Commitment.

       1.87 Revolving Credit Commitment Termination Date. "Revolving Credit Commitment Termination Date" shall mean the earlier of (a) the date of an Automatic Event of Default or (b) the date of an Other Event of Default not expressly waived in writing by the Banks or (c) December 1, 1997.

       1.88 Revolving Credit Facility. "Revolving Credit Facility" shall mean the credit facility extended by the Banks to the Borrower pursuant to
Section 2.2.

       1.89 Revolving Credit Loans. "Revolving Credit Loans" shall mean any Loans made by the Banks to the Borrower pursuant to Section 2.2 of this Agreement including direct loans by the Bank or Banks and the undrawn amount on all unexpired letters of credit issued by Bank One or NBD under the Revolving Credit Facility.

       1.90 Revolving Credit Notes. "Revolving Credit Notes" shall mean the promissory notes from the Borrower to each of the Banks in the form of
Exhibit 2 attached hereto, evidencing the Revolving Credit Loans together with all extensions, renewals and refinancings thereof, the terms of which are incorporated herein by reference.

       1.91 Security Agreement. "Security Agreement" shall mean the General Business Security Agreement dated as of July 2, 1993 from the Borrower in favor of Bank One, as agent for the Banks, as amended by the Amendment to Security Agreement and Collateral

Pledge dated November 30, 1993, as amended and restated by the Amended and Restated Security Agreement, dated the date hereof, as the same shall be amended from time to time in accordance with the terms thereof.

       1.92 Stock. "Stock" shall mean all of the shares of stock of any class or series owned by Borrower in any Subsidiary, together with the certificates evidencing all of such shares.

       1.93 Subordinated Debt. "Subordinated Debt" shall mean indebtedness of the Borrower, the payment of which and the security for which, if any, is fully subordinated, in a manner satisfactory to the Banks, to the prior payment of the Notes and to all other indebtedness of the Borrower to the Banks. Before consenting to any Subordinated Debt, the Banks shall have the right to review the impact such Subordinated Debt shall have on the financial covenants contained in this Agreement and if deemed necessary in the reasonable judgment of the Banks making such adjustments as the Banks and the Borrower shall agree upon to reflect the financial impact of such Subordinated Debt.

       1.94 Subsidiary. "Subsidiary" shall mean any corporation at least 51% of the outstanding stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the board of directors of such corporation, other than stock having such power only by reason of the happening of a contingency) shall at the time be owned by the Borrower directly or through one or more Subsidiaries. Subsidiary shall include, but not be limited to, GRS, GMO, Gander International and MAC of Minnesota, Inc.

       1.95 Subsidiary Documents. "Subsidiary Documents" shall mean the following agreements between Borrower and a Subsidiary: the Trademark License Agreements dated April 3, 1994, between Borrower and GMO and GRS, respectively; the Service and Allocation Agreements dated April 3, 1994, between Borrower and GMO and GRS, respectively; the Bills of Sale and Assignment and Assumption Agreements dated April 3, 1994, between Borrower and GMO and GRS, respectively; and the Credit Operating Agreements dated April 3, 1994, between Borrower and GMO and GRS, respectively.

       1.96 Subsidiary Collateral. "Subsidiary Collateral" shall mean all assets of each of the Subsidiaries, whether now owned or hereafter acquired by a Subsidiary, whether now existing or hereafter created, wherever located, together with all additions and accessions thereto and all proceeds and products thereof, which shall secure repayment of the Subsidiary Notes, the Subsidiary Guaranties or any other obligations of a Subsidiary to Borrower or to Banks including, without limitation, the following:

                 (a) All Cash, Inventory, Receivables and Investments, including, without limitation, all instruments and documents evidencing obligations owed to a Subsidiary and all security interests in any property granted a Subsidiary to secure payment or performance of such obligations;

                 (b) All machinery, equipment, tooling, dies, parts, components, motor vehicles, trailers, furniture and fixtures;

                 (c) A Subsidiary's interest in Real Estate or real estate leased under the Retail Store Leases and all other real estate, real property and improvements located thereon;

                 (d) All rights of a Subsidiary pursuant to leases, contracts relating to Real Estate or Fixed Assets or the Customer List, and insurance policies and insurance claims (but not keyman life insurance policies) including without limitation, any leases for the Retail Stores;

                 (e) All Intellectual Property and all general intangibles including, without limitation, the Customer List;

                 (f) (Other than keyman life insurance policies) all insurance policies, insurance claims and insurance proceeds;

                 (g) All additions and accessions to any and all of the assets described in Sections (a), (b), (c), (d), (e) and (f) of this paragraph;

                 (h) All spare and repair parts, special tools, equipment and replacements for any and all of the assets described in Sections (a), (b),
(c), (d), (e), (f) and (g) of this paragraph;

                 (i) All books and records pertaining to any of the foregoing, including all computer programs, tapes, data and related data processing software;

                 (j) All proceeds and products of any and all of the assets described in Section (a), (b), (c), (d), (e), (f), (g), (h), and (i) of this paragraph.

       1.97 Subsidiary Guaranties. "Subsidiary Guaranties" shall mean the Corporate Guaranty Agreements executed by GMO and GRS, respectively, in favor of Banks, which guarantee the payment and performance of Borrower's obligations to Banks.

       1.98 Subsidiary Notes. "Subsidiary Notes" shall mean the GMO Note and the GRS Note.

       1.99 Subsidiary Security Documents. "Subsidiary Security Documents" shall mean the General Business Security Agreements and UCC Financing Statements executed by GMO and GRS, respectively, in favor of Borrower as secured party, securing repayment of the Subsidiary Notes.

       1.100 Term Loans. "Term Loans" shall mean any Loans made by the Banks to the Borrower pursuant to Section 2.1 of this Agreement.

       1.101 Term Notes. "Term Notes" shall mean the amended and restated promissory notes from the Borrower to the Banks dated as of November 22, 1994 in the form of Exhibit 3 attached hereto, all evidencing the Term Loan together with all extensions, renewals and refinancings thereof, the terms of which are incorporated herein by reference.

       1.102 Total Commitments. "Total Commitments" shall mean the Banks Revolving Credit Commitment plus the principal amount outstanding on the Term Loans.

       1.103 Unmatured Event of Default. "Unmatured Event of Default" shall mean an event shall have occurred and be continuing which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.


                                   ARTICLE II

                                   THE LOANS

       2.1 Term Loan. The Banks and Borrower hereby acknowledge that the Banks have made Term Loans to Borrower in the aggregate amount of Twenty Million Dollars ($20,000,000). The Term Loans are divided among the Banks as follows ("Bank's Term Loan Percentage"): Bank One, thirty-one and one-quarter percent (31.25%) - Six Million Two Hundred Fifty Thousand Dollars ($6,250,000); Firstar, twelve and one-half percent (12.5%) - Two Million Five Hundred Thousand Dollars ($2,500,000); LaSalle, thirty-one and one-quarter percent (31.25%) - Six Million Two Hundred Fifty Thousand Dollars ($6,250,000); NBD, twelve and one-half percent (12.5%) - Two Million Five Hundred Thousand Dollars ($2,500,000); and Harris twelve and one-half percent (12.5%) - Two Million Five Hundred Thousand Dollars ($2,500,000).

       2.1.1    Interest Rate and Method of Converting.

                 (a) The Term Loans shall bear interest in the case of Bank One at the Reference Rate, floating daily, and in the case of Harris, LaSalle, Firstar and NBD at the Prime Rate, floating daily, until maturity. Borrower, at its option, may elect to convert all or a portion of the Term Loans to a LIBOR Based Borrowing. Any LIBOR Based Borrowing shall be shared between the Banks on the basis of each Bank's Term Loan Percentage. The interest rate for any LIBOR Term Loan shall be equal to LIBOR plus 1.375%.

                 (b) All requests for LIBOR Based Borrowings under the Term Loan ("Notice of Term Loan LIBOR Borrowing") shall be made to Bank One.
A Notice of Term Loan LIBOR Borrowing may be made by a telephone call from any person designated in writing by the Borrower to Bank One. All Notices of Term Loan LIBOR Borrowings shall indicate: (i) the date of the Borrowing; (ii) the aggregate amount of the Borrowing; and (iii) the Interest Period. If Bank One so requests, Borrower shall confirm in writing, by telecopy or telefax to Bank One, the Notice of Term Loan LIBOR Borrowing on the same day as the oral Notice of Term Loan LIBOR Borrowing. Any Notice of Term Loan LIBOR Borrowing received by Bank One before 11:00 a.m. on any Business Day shall be honored on the next succeeding Business Day. Any Notice of Term Loan LIBOR Borrowing received by Bank One after 11:00 a.m. on any Business Day may or may not be honored on the next succeeding Business Day and in any event shall be honored on the second Business Day after receipt of the Notice of Term Loan LIBOR Borrowing. All requests for Notice of Term Loan LIBOR Borrowings shall be in minimum increments of One Million Dollars ($1,000,000). The Interest Period for any Notice of Term Loan LIBOR Borrowings may not extend beyond December 1, 2000.

                 Upon receipt of a Notice of Term Loan LIBOR Borrowing, Bank One shall promptly notify each Bank in writing by telecopy or telefax of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Term Loan LIBOR Borrowing shall not thereafter be revocable by the Borrower. Bank One shall notify each Bank by 3:00 p.m. of all Notice of Term Loan LIBOR Borrowings received by Bank One before 11:00 a.m. Bank One shall notify each Bank by 10:00 a.m. on the next succeeding Business Day of all Notice of Term Loan LIBOR Borrowings received after 11:00 a.m. Any Term Loan which is a LIBOR Based Borrowing shall automatically convert to a Prime Rate Borrowing at the end of an Interest Period unless Borrower gives Bank One a Notice of Term Loan LIBOR Borrowing in accordance with the terms of this section.

       2.1.2 Payments. Until December 1, 2000, Borrower shall pay interest in arrears on the Term Loan to Bank One at the end of each quarter (March 1, June 1, September 1, and December 1 of each year) with the first payment due on December 1, 1994. Commencing on March 1, 1996, Borrower shall make quarterly payments of principal at the times indicated below to Bank One as Agent on behalf of each Bank in an amount equal to each Bank's Term Loan Percentage of the following principal amounts:

            Date Due                                              Principal Amount
            --------                                              ----------------
         March 1, 1996                                              $500,000
         June 1, 1996                                               $500,000
         September 1, 1996                                          $500,000
         December 1, 1996                                           $500,000
         March 1, 1997                                              $750,000
         June 1, 1997                                               $750,000
         September 1, 1997                                          $750,000
         December 1, 1997                                           $750,000
         March 1, 1998                                              $1,000,000
         June 1, 1998                                               $1,000,000
         September 1, 1998                                          $1,000,000
         December 1, 1998                                           $1,000,000
         March 1, 1999                                              $1,250,000
         June 1, 1999                                               $1,250,000
         September 1, 1999                                          $1,250,000
         December 1, 1999                                           $1,250,000
         March 1, 2000                                              $1,500,000
         June 1, 2000                                               $1,500,000
         September 1, 2000                                          $1,500,000
         December 1, 2000                                           all remaining principal plus accrued interest

       2.1.3 Prepayments. Prepayments on the Term Loan shall be allowed at any time without fee or penalty. All prepayments on the Term Loan shall be made to Bank One, as agent for the Banks and shall be shared by the Banks according to the Banks Term Loan Percentage. Any principal repaid or prepaid on the Term Loan may not be reborrowed.

         Any partial prepayment may be in any amount at any time. At the time of making any prepayment, the Borrower shall pay all accrued interest on the amount prepaid. All prepayments shall be applied in the reverse order of maturity of principal payments payable on the Term Loan.

       2.1.4 Billings. Until December 1, 1995, interest on the Term Loan shall be billed to the Borrower by Bank One. Commencing December 1, 1995, principal and interest shall be billed to the Borrower by Bank One. All regularly scheduled payments of principal and/or interest shall be paid directly by the Borrower to Bank One. Each of the Banks shall deliver to Bank One by telecopy or telefax their respective bills by 10:00 a.m. on the due date of any payment required hereunder. Bank One shall bill the Borrower on the same day it receives each of the Bank's respective bill.

       2.1.5    Fees.    Banks and Borrower hereby acknowledge that in
consideration of Banks making the Term Loan, Borrower has paid Banks a One Hundred Thousand Dollar ($100,000) fee.

Neither NBD nor Harris shall be entitled to any portion of the above referenced fee.

       2.2 The Revolving Credit Loans. From time to time prior to the Revolving Credit Commitment Termination Date, each Bank severally agrees to make Revolving Credit Loans on the terms and conditions set forth in this Agreement. The maximum aggregate principal outstanding under the Revolving Credit Loans shall not exceed the Revolving Credit Commitment and the amount of a Bank's Revolving Credit Loans outstanding at any one time shall never exceed the amount of a Bank's Revolving Credit Commitment. All Revolving Credit Loans shall be made by the Banks in the percentage that their respective Revolving Credit Commitment bears to the total Revolving Credit Commitment unless and until one Bank has reached the maximum of its Revolving Credit Commitment, at which time any remaining Revolving Credit Loans shall be made in such percentage that each of the remaining Banks Revolving Credit Commitment bears to the total Revolving Credit Commitment of the remaining Banks. All Revolving Credit Loans shall be evidenced by a Revolving Credit Note, the Borrower being obligated, however, to pay only the amount of Revolving Credit Loans actually made, together with interest on the amount of Revolving Credit Loans actually made to the Borrower which remain outstanding from time to time. The Borrower may borrow, repay and reborrow under the Revolving Credit Commitment subject to all of the terms and conditions of this Agreement.

         In calculating the maximum aggregate amount outstanding under the Revolving Credit Facility, the undrawn amount of all unexpired letters of credit shall be considered outstanding on the Revolving Credit Facility. In the event the amount outstanding under the Revolving Credit Facility (including the undrawn amount of all unexpired letters of credit) exceeds the Revolving Credit Commitment, the Borrower shall immediately repay the Revolving Credit Loans so that the principal outstanding under the Revolving Credit Loans do not exceed the Revolving Credit Commitment.

       2.2.1    Method of Borrowing.

                 (a) All requests for borrowings under the Revolving Credit Facility ("Notice of Borrowing") shall be made to Bank One.

                 (b) A Notice of Borrowing under the Revolving Credit Facility may be made by a telephone call from any person designated in writing by the Borrower to Bank One. All Notices of Borrowings shall indicate: (i) the date of the Borrowing; (ii) the aggregate amount of the Borrowing; (iii) whether the Revolving Credit Loan will be a Prime Rate Borrowing or a LIBOR Based Borrowing and (iv) in the case of a LIBOR Based Borrowing, the Interest Period. If Bank One so requests, Borrower shall confirm in writing, by telecopy or telefax to Bank One, the Notice of Borrowing on the same day as the oral Notice of Borrowing. Any Notice of Borrowing received by Bank One before 11:00 a.m. on any Business Day shall be honored on the next succeeding Business Day. Any Notice of Borrowing received by Bank One after 11:00 a.m. on any Business Day may or may not be honored on the next succeeding Business Day and in any event shall be honored on the second Business Day after receipt of the Notice of Borrowing. All requests for LIBOR Based Borrowings shall be in minimum increments of One Million Dollars ($1,000,000). The Interest Period for any LIBOR Based Borrowings may not extend beyond December 1, 1997.

                 (c) Upon receipt of a Notice of Borrowing, Bank One shall promptly notify each Bank in writing by telecopy or telefax of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower. Bank One shall notify each Bank by 3:00 p.m. of all Notice of Borrowings received by Bank One before 11:00 a.m. Bank One shall notify each Bank by 10:00 a.m. on the next succeeding Business Day of all Notice of Borrowings received after 11:00 a.m.

                 (d) In the case of a Notice of Borrowing received before 11:00 a.m. and provided Bank One has notified each Bank timely in accordance with the provisions of this Agreement, and provided further such Bank has determined that all conditions contained in Article V have been satisfied, each Bank shall make available to Bank One at its Milwaukee, Wisconsin office, its ratable share of such Borrowing in Federal or other funds immediately available at Bank One's Milwaukee, Wisconsin office not later than 3:00 p.m. on the next succeeding Business Day. In the case of a Notice of Borrowing received after 11:00 a.m. and provided Bank One has notified each Bank timely, not later than 11:00 a.m. on the second Business Day after receipt of the Notice of Borrowing, each Bank shall make available to Bank One at its Milwaukee, Wisconsin office, its ratable share of such Borrowing, in Federal or other funds immediately available at Bank One's Milwaukee, Wisconsin office. Unless Bank One after consultation with the Banks determines that any applicable condition specified in Article V has not been satisfied, Bank One will make the funds so received from the Banks available to the Borrower in accordance herewith by depositing the Borrowing in Borrower's disbursement account, number 9210-0340 maintained at Bank One.

       2.2.2 Notes. The Revolving Loans of each Bank shall be evidenced by an amended and restated Revolving Credit Note in the form of Exhibit 2 payable to the order of each Bank in an amount equal to the Bank's Revolving Credit Commitment.

       2.2.3 Interest Rates. Each non-LIBOR Based Borrowing shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate equal to: (a) in the case of Bank One Revolving Credit Loans at the Reference Rate, floating daily; and (b) in the case of Harris, LaSalle, Firstar and NBD Revolving Credit Loans at the Prime Rate, floating daily.

         All LIBOR Based Borrowings shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due at LIBOR plus one and one-eighth percent (1.125%). Any LIBOR Based Borrowing not repaid at the end of the Interest Period shall automatically become a Prime Rate Borrowing unless Borrower gives Bank One a Notice of Borrowing for such amount in accordance herewith. Principal on LIBOR Based Borrowings may not be prepaid prior to the end of the applicable Interest Period.

       2.2.4 Use of Proceeds. Proceeds from the Revolving Credit Facility shall be used for normal working capital requirements of Borrower. Subject to the limitations contained in Section 8.1(m), proceeds from the Revolving Credit Facility may be used for or in connection with Retail Store Expansion. In addition, subject to the limitation contained in Section 8.1(e) and subject to the limitations with respect to the amount of the Subsidiary Notes, proceeds under the Revolving Credit Facility may be used for loans to GMO and GRS evidenced by the Subsidiary Notes. The Revolving Credit Facility may be used by Borrower for issuance of letters of credit and Borrower's availability thereunder shall be reduced by the face amount of any letters of credit so issued. All letters of credit shall be issued by either Bank One or NBD.

       2.2.5 Fee. In consideration of Banks making the Revolving Credit Facility available, Borrower shall pay directly to Banks an annual facility fee equal to Seventy-Four Thousand One Hundred Sixty-Six and 66/100ths Dollars ($74,166.66) payable to each of the Banks in such percentage as each Banks Revolving Credit Commitment bears to the total Revolving Credit Commitment.
The facility fee shall be billed by Bank One on behalf of the Banks quarterly in arrears. The Borrower shall make payments directly to Bank One and Bank One shall pay each of the Banks its ratable share within one Business Day thereafter.

         In addition, Borower shall pay directly to each Bank an unused facility fee equal to .25% per annum of the unused portion of each Bank's Revolving Credit Commitment based upon the daily average of the unused portion of the Revolving Credit Facilities as determined by Bank One. The unused facility fee shall be billed by Bank One on behalf of the Banks quarterly in arrears. The Borrower shall make payments directly to Bank One and Bank One shall pay each of the Banks its ratable share within one Business Day thereafter. For purposes of this calculation, the undrawn amount of all unexpired letters of credit shall be considered outstanding.

         Borrower shall also pay directly to NBD an annual Co-Agent fee of Ten Thousand Dollars ($10,000) payable on the Closing Date and on December 1, 1995 and on December 1, 1996. Borrower shall also pay directly to Bank One an annual Co-Agent Fee of $15,000 payable on the Closing Date and on December 1, 1995 and on December 1, 1996.

       2.2.6 Record Keeping. Each Bank shall record in its records the date and amount of each Revolving Credit Loan and each repayment on Revolving Credit Loans. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount of the Revolving Credit Loans owing and unpaid on the Revolving Credit Notes. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower under this Agreement or under the Revolving Credit Notes to repay the principal amount of the Revolving Credit Loans together with all interest accruing thereon. With respect to the Revolving Credit Loans, each Bank shall maintain a loan account for Borrower (the "Loan Account") showing all loans, advances and financial accommodations made under Section 2.2, and all fees, charges and expenses, including interest, properly chargeable to Borrower hereunder. If any Bank is required to pay any amount under any letter of credit issued at the request of Borrower, such Bank may charge such amount to Borrower's Loan Account and the amount so charged shall become a direct borrowing and shall be divided ratably between the Banks subject to the limitations provided in Section 2.2. Each quarter each Bank shall render to Bank One to be forwarded to Borrower an invoice of Borrower's Loan Account as of the last day of the preceding quarter, which invoice shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies such Bank to the contrary within thirty (30) days from the mailing of such statement.

       2.3      Increases and Decreases in Interest Rates.

         The interest rate on all LIBOR Based Borrowings may be increased or decreased after each fiscal quarter of Borrower based upon Borrower's Consolidated Cash Flow Leverage Ratio as hereinafter provided. The Consolidated Cash Flow Leverage Ratio shall be based on the quarterly financial statements to be provided by Borrower to the Banks as provided in Section 7.1(a)(3). Any new interest rate shall become available to the Borrower on the first Business Day of the month following receipt of the financial statements referenced above (the "Effective Date"). Any new interest rate provided hereunder shall not be available to any existing LIBOR Based Borrowings where the Interest Period extends beyond the Effective Date until the expiration of the Interest Period. Interest rates shall be adjusted (either increased or decreased) to the extent Borrower's Consolidated Cash Flow Leverage Ratio changes in accordance with the following table.

   Consolidated
Cash Flow Leverage
         Ratio                        Revolver                Term Loan
         -----                        --------                ---------
Greater than or
equal to 5.50                     LIBOR plus 1.500%         LIBOR plus 1.750%

Greater than or
equal to 5.00
but less than 5.50                LIBOR plus 1.250%         LIBOR plus 1.500%

Greater than or
equal to 4.25
but less than 5.00                LIBOR plus 1.125%         LIBOR plus 1.375%

Greater than or
equal to 3.50
but less than 4.25                LIBOR plus 1.000%         LIBOR plus 1.250%

Greater than or
equal to 2.75
but less than 3.50                LIBOR plus .875%          LIBOR plus 1.125%

Less than 2.75                    LIBOR plus .750%          LIBOR plus 1.000%


       2.4      General.  The following shall apply to all Loans hereunder.

       2.4.1 Computation of Interest and Fees. All interest and fees under this Agreement or the Notes shall be computed for the actual number of days elapsed on the basis of a 360 day year.

       2.4.2 Payments. Interest on all non-Libor Based Borrowings shall be billed separately by each Bank to Bank One and forwarded to the Borrower and shall be due and payable quarterly in arrears. Interest on LIBOR based Loans shall be billed by each Bank to Bank One by 10:00 a.m. on the date it is due by telecopy or telefax and by Bank One on the same day to Borrower and shall be payable for each Interest Period on the last day thereof. Except as hereinafter provided, all payments of interest on account of the Revolving Credit Notes, all regularly scheduled payments of principal and interest on the Term Notes and all other payments made pursuant to this Agreement, shall be made to Bank One by 1:00 P.M., Milwaukee, Wisconsin time, on the date when due, and if received thereafter shall be deemed to have been made on the next Business Day. Except as hereinafter provided, all payments received by Bank One shall be disbursed to the Banks on the same Business Day by 2:30 p.m. All principal payments under the Revolving Credit Facility and all principal prepayments on the Term Loan shall be made to Bank One by 11:00 a.m. on any Business Day and if received thereafter shall be deemed to have been made on the next Business Day. Bank One shall also provide written notice to the Banks by 2:00 p.m. via telecopy or telefax on such Business Day of the amount of all such principal payments or prepayments received from the Borrower and the date on which such payment or payments are to be applied. All principal payments on the Revolving Credit Facility received on or before 11:00 a.m. on any Business Day by Bank One for the Banks, shall be disbursed to the Banks on the same Business Day by 2:30 p.m. In the event Bank One fails to disburse such funds as required hereunder, Bank One shall be obligated to pay the Bank entitled to such payment interest for each day such payment is late calculated at the Federal Funds rate as announced by the Bank entitled thereto from time to time. Provided Borrower pays Bank One timely as provided herein, Borrower shall not be charged interest for any principal or interest payment not paid when due by Bank One to any of the Banks as required hereunder. All principal payments received by any Bank shall be for the ratable account of the Banks.

       2.4.3 Capital Adequacy. As used in this section, the term "Regulatory Change" means any change enacted or issued after the date of this Agreement (or the adoption after the date of this Agreement) of any federal or state law, regulation, interpretation, direction, policy or guideline, or any court decision, which affects (or, in the case of a court decision would, if the decision were applicable to any Bank, affect) the treatment of any loan or commitment of any Bank hereunder as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by such Bank or any corporation controlling such Bank. If such Regulatory Change has the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of the loan or commitments of such Bank hereunder to a level below that which such Bank or such corporation could have achieved but for such Regulatory Change (taking into account such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed in good faith by such Bank to be material, then from time to time following notice by such Bank to Borrower of such Regulatory Change, within ten (10) days after demand from such Bank, Borrower shall pay to such Bank (provided Bank also charges similarly situated borrowers, if such Bank is allowed to do so) such additional amount or amounts (calculated in a substantially similar manner to other similar borrowers of such Bank) as will compensate such Bank or such corporation, as the case may be, for such reduction.

       2.4.4 Application of Payments. All payments shall be applied first to fees or expenses, if any, then to accrued interest and then to principal.
If an Event of Default occurs, all principal payments or collections shall be shared by the Banks on a prorata basis in proportion to the amounts owed to each Bank by the Borrower including without limitation, amounts owed under Revolving Credit Notes, Term Notes and each Bank's contingent obligations under unexpired letters of credit as if such letters of credit were drawn upon and became direct borrowings.

       2.4.5 Interest Increase. If an Event of Default occurs and is continuing, the interest rate on all Loans shall at the option of the Required Banks increase by 2% per annum.

       2.4.6 Increased Costs. If Regulation D of the Board of Governors of the Federal Reserve System, or the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by either Bank with any request or directive (whether or not having the force of law) or any such authority, central bank or comparable agency:

                 (a) shall subject any Bank to any tax, duty or other charge with respect to its fixed or adjustable rate loans, its notes or its obligation to make fixed or adjustable rate loans, or shall change the basis of taxation of payments to such Bank of the principal of or interest on any such loans or any other amounts due under this Agreement (except for changes in the rate of tax on the overall net income of the Banks); or

                 (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to this Agreement), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank; or

                 (c) shall impose on any Bank any other condition affecting its adjustable (including any LIBOR Based Borrowings) or fixed rate loans, its notes or its obligation to make adjustable or fixed rate loans; and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) any Bank of making or maintaining any loan, or to reduce the amount of any sum received or receivable by any Bank under this Agreement or under the Notes with respect thereto, then within 10 days after demand by such Bank (which demand shall be accomplished by a statement setting forth the basis of such demand), the Borrower shall pay directly to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or such reduction. Determinations by any Bank for purposes of this Section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining adjustable or fixed rate loans or sums receivable by it in respect of adjustable or fixed rate loans, and of the additional amounts required to compensate such Bank in respect thereof, shall be conclusive, absent manifest error.

                 2.4.7 Failure. The failure of any Bank to make any Loan after receipt or notification of any Notice of Borrowing shall not relieve the other Banks of their respective obligations, if any, to make a Loan to the Borrower as provided hereunder. No Bank shall be liable or responsible to the Borrower for the failure of the other Bank or Banks to make any Loan to the Borrower on the date of any Borrowing.

                 2.4.8 Illegality. Notwithstanding any other provision of this Agreement, if any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Bank to perform its obligations hereunder to make LIBOR Based Borrowings or to fund or maintain LIBOR Based Borrowings hereunder, (i) the obligation of the Banks to make LIBOR Based Borrowings shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all LIBOR Based Borrowings of the Banks then outstanding, together with interest accrued thereon plus any other fees, costs or expenses incurred by Banks in connection with the early cancellation of the LIBOR Based Borrowings.

                 2.4.9 Harris Purchase. The parties hereto acknowledge that Harris has substantially concurrently herewith purchased a portion of the Loans from Bank One, Firstar, LaSalle and NBD as follows:

         from Bank One:           $1,250,000 of Term Loan and 15.625% of
                                  Revolving Credit Loans

         from Firstar:            15.625% of Revolving Credit Loans

         from LaSalle:            $1,250,000 of Term Loan and 15.625% of
                                  Revolving Credit Loans

         from NBD:                15.625% of Revolving Credit Loans

                 2.4.10 Time. All times referenced herein are Milwaukee, Wisconsin time.

                 2.4.11 Maximum Rate of Interest. Notwithstanding the terms and conditions of this Agreement, the Notes or any of the Collateral Documents, nothing herein or therein contained shall be deemed to require the Borrower to pay or be liable for the payment of interest upon the obligations of Borrower to the Banks in excess of the maximum legal rate of interest (if there be any maximum) allowable under the laws of the State of Wisconsin from time to time with respect to loans of the nature and amount hereof. If for any reason interest in excess of the amount as limited in the foregoing sentence shall have been paid hereunder, whether by reason of acceleration or otherwise, then and in that event, any such excess interest shall constitute and be treated as a payment of principal hereunder and shall operate to reduce such principal by the amount of such excess, or if in excess of the then principal indebtedness, such excess shall be treated as a repayment of principal under the Revolving Credit Facility or Term Loan Facility, as the case may be.

                 2.4.12 Bank One as Agent. All administrative duties of Bank One as provided in this Article II (including, without limitation, receiving notices from the Borrower and the Banks, sending notices to the Borrower and the Banks, receiving payments from the Borrower and sending payments to the Banks) are being performed in its capacity as Agent and Bank One is entitled to all of the benefits and protections as Agent as provided in Article IV.

                                  ARTICLE III

                                    SECURITY

         As security for the repayment of the Loans and any other obligations owed by Borrower to any of the Banks, including any and all extensions and renewals of the Loans, the Borrower has granted and does hereby grant the Banks and/or Bank One, as Agent for the Banks, a security interest in the Collateral, to be evidenced by such Collateral Documents as the Banks shall require, including but not limited to the following:

                 (a)      the Security Agreement duly executed by Borrower;

                 (b) financing statements duly executed by Borrower evidencing the security interests in favor of the Banks or the Agent;

                 (c) the Mortgage duly executed by the Borrower, granting the Banks or the Agent a lien on the Real Estate.

                 (d) the Collateral Assignments of Leases with landlord consents and fixture disclaimers with respect to the Retail Store Leases of the Borrower or of any Subsidiary.

                 (e) an Environmental Indemnity Agreement executed by Borrower indemnifying the Banks with respect to liability under Environmental Laws;

                 (f) personal property searches satisfactory to Banks showing that financing statements granted to the Agent for the benefit of the Banks have been duly filed and that the Banks have a perfected first priority security interest in the Collateral described in such financing statements, together with personal property searches satisfactory to Banks showing that financing statements with respect to the Collateral described in the Subsidiary Security Documents granted to Borrower and assigned to the Agent for the benefit of the Banks have been duly filed and that the Banks have a perfected first priority security interest in the Collateral described in such financing statements;

                 (g) the policy or policies of insurance or certificates thereof, required by the Banks, with lender's loss payee and additional insured/mortgagee and non-cancellation clauses satisfactory to the Banks;

                 (h) a Mortgagee's title insurance policy, insuring the Banks in the amount of Nine Million Dollars ($9,000,000) and showing that the Mortgage has been recorded and is a lien on the Real Estate described in the Mortgage, subject to no liens other than Permitted Liens together with such additional assurances as the Banks shall require;

                 (i) the Collateral Pledge of the Borrower's interest in the Stock of GRS and GMO;

                 (j) the Corporate Guarantee Agreement by GRS and GMO and all security therefor; and

                 (k) the Collateral Pledge and Assignment, the Subsidiary Notes, the Subsidiary Security Documents and all security therefor, together with assignment of all UCC Financing Statements.

         All Collateral and all proceeds therefrom shall be shared by the Banks in proportion to the amount of the Loans each has outstanding to the Borrower (including without limitation, principal, accrued interest, fees and each Bank's prorata share of unexpired letters of credit as if such letters of credit were drawn upon and became direct borrowings hereunder.) All liens previously granted shall remain in full force and effect, it being the intent of the parties that the grant included herein is a continuation of the liens and security interest previously granted.


                                   ARTICLE IV

                                     AGENT

       4.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers, under this Agreement and the Notes and the other Collateral Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The Banks hereby acknowledge and agree that the Agent's only duties under this Agreement and the Collateral Documents are (i) to receive Notice of Borrowings and Notice of Term Loan LIBOR Borrowing and allocate to each Bank its ratable share of the Borrowings requested under such Borrowing, (ii) notify the Banks of Notice of Borrowings, (iii) receive principal advances from each Bank for the Revolving Credit Facility and disburse such advances pursuant to the terms of this Agreement, and (iv) receive principal prepayments, if any, on the Term Loan and disburse them to the Banks, (v) receive principal and interest payments on the Revolving Credit Facility and the Term Loan Facility and all other payments required under this Agreement or the Collateral Documents and disburse them to the Banks, and (vi) hold a portion of the Collateral, and (vii) upon the occurrence and during the continuance of an Event of Default, at the direction of the Required Banks, exercise and enforce any and all rights and remedies available to it, whether arising under this Agreement, the Collateral Documents or under applicable law, in any manner deemed appropriate by the Required Banks. Except for these duties and any duties reasonably incidental thereto, the Agent is not empowered or authorized to do anything further under this Agreement or the Collateral Documents (except as may be expressly set forth therein). By way of illustration and not limitation, Agent has no power or authority to consent to waivers or modifications of this Agreement.

       4.2 Agent and Affiliates. With respect to its Commitment, the Loans and any other matters contained in this Agreement or the Collateral Documents, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. Subject to the terms and conditions of this Agreement, the Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Agent hereunder.

       4.3 Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Event of Default, except upon the direction of the Required Banks.

       4.4 Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

       4.5 Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any good faith action taken or not taken by it in connection herewith or in connection with this Agreement, the Notes or any other Collateral Document if such action or inaction is taken with the consent or at the request of the Required Banks. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, and any other Collateral Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article V; or
(iv) the validity, effectiveness or genuineness of this Agreement, the Notes, any other Collateral Document or any other instrument or writing furnished in connection herewith or therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties.

         As to any matters not expressly provided for in this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) in accordance with the written instructions from the Required Banks. The Agent shall be protected from refraining to act until it has received written instructions from the Required Banks. The Agent shall not be required to take any action which exposes the Agent to any personal liability or which is contrary to this Agreement, the Collateral Documents or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

       4.6 Indemnification. Each Bank shall, indemnify the Agent (to the extent not reimbursed by the Borrower) against any reasonable cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur solely in connection with this Agreement or any other Collateral Document or any action taken or omitted by the Agent hereunder or thereunder, provided such action or failure to act was so directed by the Required Banks. Each Bank's indemnification obligation under this Section 4.6 shall be equal to the following:

                 Bank One                                   30%
                 Firstar                                    15%
                 LaSalle                                    20%
                 NBD                                        20%
                 Harris                                     15%

  Without limiting the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket reasonable expenses (including legal fees) incurred by the Agent solely in connection with any action taken at the direction of the Required Banks. The Agent shall indemnify the Banks for any reasonable costs and expenses, claims, demands, actions, losses or liabilities incurred by the Banks as a result of the Agents gross negligence or willful misconduct.

       4.7 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

       4.8 Successor Agent. Either Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent is appointed, the remaining Agent shall assume all duties of the resigning Agent. In the event both Agents resign within ten Business Days of each other or in the event only one Agent remains, the following provisions shall apply.

                 Until a successor Agent is appointed and has accepted the appointment, the Agent shall continue to serve as Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within one hundred eighty (180) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank or a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000). Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

         4.9 General. Any reference to Agent in this Agreement shall mean both Bank One and NBD in their capacity as Agent except in the case of any reference to Agent with respect to any Collateral or in any Collateral Document in which case Agent shall mean exclusively Bank One, in its capacity as Agent except as otherwise indicated in the Collateral Document.

                                   ARTICLE V

                            CONDITIONS FOR BORROWING

         The obligations of each Bank to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

       5.1      All Borrowings.  In the case of each Borrowing:

                 (a) receipt by Bank One of a Notice of Borrowing as required by Article II;

                 (b) the representations and warranties contained in Article VI hereof shall be true and correct on and as of the date of each Borrowing; there shall exist on the date of each Borrowing date no condition, event or act which would constitute an Event of Default or an Unmatured Event of Default hereunder.

       5.2 Initial Borrowing. Banks will not make any Loan hereunder unless and until:

       5.2.1 Opinion of Counsel. Banks shall have received from Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C., counsel for Borrower, a favorable opinion, in the form of Exhibit 5 attached hereto, dated as of the Closing Date covering such matters incident to the transactions contemplated by this Agreement as Banks may reasonably request.

       5.2.2    Documentation and Payments.  Each Bank shall have received:

                 (a) a Revolving Note duly executed by Borrower and a Term Note duly executed by Borrower in the form of Exhibits 2 and 3, respectively;

                 (b) the Collateral Documents including amendments thereto in form acceptable to the Banks, duly executed by Borrower;

                 (c) all fees, costs and expenses which are due and payable obligations of Borrower to the Banks shall have been paid on or before the Closing.

       5.2.3 Closing Certificate. The Banks shall have received a certificate, certified by the Secretary of Borrower on behalf of the Borrower to be true and correct and in full force and effect on the Closing Date, certifying, among other things, the accuracy and completeness of (a) the Articles of Incorporation and By-Laws of Borrower; (b) resolutions of the Board of Directors of Borrower authorizing the issuance, execution and delivery of this Agreement and the Collateral Documents; (c) the names and titles of the officer or officers of Borrower authorized to sign this Agreement and the Collateral Documents, and to obtain Loans hereunder, together with true signatures of such officers; and (d) such other matters as may be reasonably required by the Banks. The Closing Certificate shall be in the form of Exhibit 4 attached hereto.

       5.2.4 Environmental Audit. The Banks shall have received environmental audits with respect to the properties subject to the Mortgage, addressed to the Banks, prepared by a firm acceptable to Banks at the expense of Borrower, disclosing that there exists no uncorrected violation by Borrower of any Environmental Laws or conditions which would subject Borrower to damages, penalties, injunctive relief or clean-up costs under any Environmental Laws or which require or are likely to require clean up, removal, remedial action or other response pursuant to Environmental Laws. This provision shall not relieve Borrower from conducting its own environmental audits or taking any other steps necessary to comply with Environmental Laws.

       5.2.5 Violation of Environmental Laws. The Banks shall be satisfied that there exists no uncorrected violation by Borrower of any Environmental Laws or condition which would subject Borrower to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Borrower.

       5.2.6 Retirement of Debt; Termination Statements. The Banks shall have received evidence satisfactory to it that all indebtedness (except indebtedness owed to the Banks) secured by the Collateral has been paid in full together with executed termination statements, satisfactions and other documents, in form sufficient for filing or recording, evidencing the termination of such creditor's security interests in the Collateral.

       5.2.7 Title Insurance; Survey. The Banks shall have received a commitment from a title insurance company satisfactory to the Banks to issue an ALTA Mortgagee's Loan Policy in the amount of Nine Million Dollars ($9,000,000) insuring that Borrower is the owner of the real property described in the Mortgage and the validity and priority of the Banks' mortgage lien thereon including NBD and Harris, subject only to those exceptions and subordinate liens which are acceptable to the Banks, together with such endorsements and affirmative coverages as the Banks may reasonably request; and if the Banks shall so request, a survey of such Real Estate prepared by a surveyor acceptable to the Banks in such detail as will permit the title insurance company to delete the standard survey exceptions, certifying that the Real Estate is not located in a flood plain and covering such other matters as the Banks may request.

       5.2.8 Appraisal. The Banks shall have received: (a) an appraisal from Valuation Research Corporation of the Real Estate subject to the Mortgage which appraisal shall be in form and content acceptable to the Banks, and shall comply with the Uniform Standards of Professional Appraisal Practice and with all regulatory requirements for appraisals applicable to Banks; and (b) an appraisal from Valuation Research Corporation dated October 28, 1992 of the Customer List which appraisal shall be in form and content acceptable to the Banks.

       5.2.9 Flood Disaster Protection Act. Banks shall be satisfied that the Real Estate is not located in a special flood hazard area.

       5.2.10 Other Documents. The Banks shall have received such other certificates, approvals, consents, opinions or documents as the Banks may reasonably request, in form and content satisfactory to the Banks. Borrower shall have complied with all of the terms and conditions of the Collateral Documents.

       5.3 Subsequent Borrowing. The Banks will not (unless waived in writing by each of the Banks) make any Loan subsequent to the Closing Date unless and until:

       5.3.1 Representations and Warranties True and Correct. The representations and warranties contained in Article VI hereof shall be certified as true and correct in all respects material to the Banks on and as of the date of each Borrowing except for matters contemplated or permitted hereby; there shall exist on the date of each Borrowing no condition, event or act which would constitute an Event of Default or an Unmatured Event of Default hereunder and Banks shall have received at least monthly or more frequently if requested by Banks a certificate to those effects in the form of Exhibit 1 signed by an officer of Borrower.

       5.3.2 Compliance. Borrower, GMO and GRS shall be in compliance with all the terms, conditions and provisions of this Agreement, the Subsidiary Documents, the Subsidiary Security Documents, the Subsidiary Notes and of each of the Collateral Documents to be observed, satisfied or performed by each of them, respectively, and at the time of and immediately after such Loan is made no event has occurred and is continuing, or would result from the making of such Loan or from the application of the proceeds therefrom, that constitutes an Event of Default or an Unmatured Event of Default.

       5.3.3 Other Documents. The Banks shall have received such other certificates, approvals, consents, opinions or documents as the Banks may reasonably request, in form and content satisfactory to the Banks.

       5.3.4 Changes in Law. The Borrowing shall not be prohibited by any applicable law or governmental regulation and shall not subject the Banks to any onerous condition under or pursuant to any applicable law or governmental regulation.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to the Banks as follows:

       6.1 Organization and Qualification. The Borrower and each Subsidiary are corporations duly and validly organized and existing under the laws of the State of Wisconsin (except Gander International, which is a corporation duly and validly organized under the laws of Barbados and MAC of Minnesota, Inc., which is a corporation duly and validly organized under the laws of the State of Minnesota) and have the corporate power and all necessary licenses, permits and franchises to own its respective assets and properties and to carry on its respective business. The Borrower and each Subsidiary are duly licensed or qualified to do business in all other jurisdictions in which the nature of its respective business requires it to be so qualified, provided, however, that if Borrower or any Subsidiary is not so qualified, such nonqualified corporation is not precluded from subsequently qualifying and such subsequent qualification will not materially interfere or bar such nonqualified corporation's legal rights in such state.

       6.2 Financial Statements. All of the audited financial statements heretofore furnished to the Banks by the Borrower are accurate and complete, were prepared in accordance with Generally Accepted Accounting Principles consistently applied throughout all periods and fairly present the financial condition and the results of operation of the Borrower and each of its Subsidiaries for the periods and as of the relevant dates thereof. To the best of Borrower's knowledge, all unaudited interim financial statements heretofore furnished to the Banks by the Borrower were prepared in accordance with generally accepted accounting principles and fairly present the financial condition and the results of operation of the Borrower and each of its Subsidiaries subject to normal year-end adjustments. The financial forecasts furnished to the Banks by the Borrower were prepared in good faith on the basis of information and assumptions the Borrower believed to be reasonable as of the date of such information. There has been no material adverse change in the business, properties or condition, financial or otherwise, of the Borrower or any of its Subsidiaries since the date of the latest audited financial statements.

       6.3 Authorization; Enforceability. The making, execution, delivery and performance of this Agreement, the Notes, and the

Collateral Documents and compliance with their respective terms by the Borrower and each Subsidiary have been duly authorized by all necessary corporate action. This Agreement, the Notes, and the Collateral Documents are valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights.

       6.4 Absence of Conflicting Obligations. The making, execution, delivery and performance of this Agreement, the Notes, and the Collateral Documents and compliance with their respective terms do not violate any Law or the Articles of Incorporation or By-laws of the Borrower or any Subsidiary or any agreement to which the Borrower or any Subsidiary is a party or by which it is bound.

       6.5 Taxes. Except as otherwise disclosed on Schedule 3 of Exhibit 4, the Borrower and each Subsidiary have filed all federal, state, foreign and local tax returns which were required to be filed, and have paid or made provision for the payment of all taxes owed by them, and no material tax deficiencies have been proposed or assessed against the Borrower or any Subsidiary except to the extent Borrower or its Subsidiary is contesting any such tax in accordance with the provisions of Article IX.

       6.6 Absence of Litigation. Neither Borrower nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by Borrower is any litigation or administrative proceeding threatened, which in either case (i) relates to the execution, delivery or performance of this Agreement, the Notes, or the Collateral Documents, (ii) would, if adversely determined, cause any material adverse change in the property, financial condition or the conduct of the business of Borrower or any Subsidiary; (iii) asserts or alleges Borrower or any Subsidiary violated Environmental Laws, (iv) asserts or alleges Borrower or any Subsidiary is required to cleanup, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials,
(v) asserts or alleges Borrower or any Subsidiary is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Borrower or its Subsidiary.

       6.7 Guarantees; Undisclosed Liabilities. Except as otherwise provided herein or pursuant to the deposit and collection of checks in the ordinary course of business, neither the Borrower nor any Subsidiary has guaranteed or become a surety or otherwise contingently liable for the obligations of any other Person, except for Borrower's guarantee of Retail Store Leases entered into by or assigned to GRS and except for guarantees of obligations of suppliers of Borrower to third parties, not exceeding $1,000,000 in the aggregate outstanding at any time. Neither the Borrower nor any Subsidiary has any known liabilities of any nature not disclosed in writing to the Banks.

       6.8 Accuracy of Information. All information, certificates or statements by the Borrower given in, or pursuant to this Agreement shall be accurate, true and complete in all material respects on the date as of which such information is dated or certified (except for any projections included therein, which projections shall have provided reasonable estimations of future performance for the periods covered thereby subject to the uncertainty and approximation inherent in any projection) and not incomplete by omitting to state anything necessary to make such information not misleading. There is nothing of which the Borrower is aware which would have a materially adverse effect on the future business operations of Borrower or any Subsidiary which has not been disclosed in writing by Borrower to the Banks.

       6.9 Title to Property. The Borrower and each Subsidiary have good and marketable title to their respective assets and properties including, without limitation, the Collateral, and there are no Liens of any nature on any of the assets or properties of the Borrower or any Subsidiary, except Permitted Liens. To the best of Borrower's knowledge after reasonable inquiry, Borrower's use of any Intellectual Property does not infringe upon or violate the rights of any other Person.

       6.10 Trademarks, Patents, etc. The Borrower and each Subsidiary possesses all Intellectual Property including, without limitation all trademarks, trade names, copyrights, patents, licenses, or rights in any thereof, adequate in all material respects for the conduct of each of their respective businesses without conflict with the rights or claimed rights of others. Attached hereto as Exhibit 6.10 is a complete and accurate list of all trademarks, trade names and licenses or other agreements for either of the foregoing.

       6.11 Labor Matters. In the past three years, neither the Borrower nor any Subsidiary has experienced any strike, labor dispute, slowdown or work stoppage due to labor disagreements and to the best of Borrower's knowledge, there is no such strike, dispute, slowdown or work stoppage threatened against the Borrower or any Subsidiary.

       6.12 Federal Reserve Regulations. Neither the Borrower nor any Subsidiary will, directly or indirectly, use any of the Loans for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended), or otherwise take or permit any action which would involve a violation of any regulation of the Board of Governors of the Federal Reserve System.

       6.13 Subsidiaries. The Borrower has no Subsidiaries except for MAC of Minnesota, Inc., GRS, GMO and Gander International. MAC of Minnesota, Inc. is inactive and has no known liabilities and its only asset is a parcel of real estate valued at approximately One Hundred Fifty Thousand Dollars ($150,000). GRS owns and operates the retail stores at the locations described in Exhibit 9 attached hereto. Gander International has no assets or liabilities except its initial capitalization not exceeding $1,000.

       6.14 ERISA. The Borrower has no knowledge that any Plan of Borrower or any Subsidiary is in noncompliance in any material respect with the applicable provisions of ERISA. Neither the Borrower, nor any Subsidiary, has incurred any "accumulated funding deficiency" within the meaning of Section 302(a)(2) of ERISA in connection with any Plan. There has not been any Reportable Event for any Plan of the Borrower or any Subsidiary, the occurrence of which would have a material adverse effect on the Borrower or any Subsidiary and neither the Borrower nor any Subsidiary has incurred any liability to a Multiemployer Plan or to the Pension Benefit Guaranty Corporation under Section 4062 of ERISA in connection with any Plan.

       6.15 Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation of any Laws to which the Borrower or any Subsidiary are subject or if any such default or violation exists, it is an immaterial default or violation and the failure to cure such default or violation would not result in a material adverse change in the business, prospects or condition (financial or otherwise) of the Borrower or any Subsidiary or in any of their respective assets.

       6.16 Restricted Payments. Neither Borrower nor any Subsidiary has made any Restricted Payment.

       6.17 No Default. There exists no default nor has any act or omission occurred which, with the giving of notice or the passage of time, would constitute a default under the provisions of any instrument evidencing any indebtedness or liability of Borrower or any Subsidiary or any agreement relating thereto or any other agreement or instrument to which the Borrower or any Subsidiary is a party or if any such default or violation exists, it is an immaterial default or violation and the failure to cure such default or violation would not result in a material adverse change in the business, prospects or condition (financial or otherwise) of the Borrower or in any of its Subsidiaries or in any of their respective assets.

       6.18 Other Environmental Conditions. To the Borrower's knowledge and except as set forth in the environmental audits delivered pursuant to
Section 5.2.4, (i) there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Borrower or any Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Law by Borrower or any Subsidiary and (ii) there are no substances or materials which have been, are or will be stored, deposited, treated, recycled or disposed of on, under or at any real estate now or at any time owned or leased by Borrower or any Subsidiary (the "Property"), which substances or materials, if known to be present on, at or under the Property, would require cleanup, removal or some other remedial action under any Environmental Laws.

       6.19 Solvency. The Borrower and each Subsidiary (i) is solvent and will not be rendered insolvent by: (x) the consummation of the transactions contemplated by this Agreement including the Subsidiary Notes, the Subsidiary Security Documents and the Subsidiary Guaranties; (y) the incurrence of any indebtedness hereunder; and (z) by the execution of this Agreement, the Subsidiary Documents, the Notes, the Subsidiary Notes, the Subsidiary Security Documents and the Subsidiary Guaranties, and any Collateral Documents to which Borrower or any Subsidiary is a party or signatory, or by any transactions contemplated hereunder, or thereunder, (ii) is able to pay its debts as they mature or come due, (iii) has capital sufficient to carry on its businesses and any business in which it intends or is about to engage, and (iv)
owns property and assets having a value in excess of liabilities and debts.

       6.20 Changes in Laws. To the best of Borrower's knowledge, there are no proposed or pending changes in any laws, including without limitation any Environmental Laws or the collection and/or payment of any sales tax in any jurisdiction, that would adversely affect Borrower or any Subsidiary.

       6.21 Environmental Judgments, Decrees and Orders. Neither Borrower nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws.

       6.22 Environmental Permits and Licenses. Borrower and each Subsidiary have all permits, licenses and approvals required under Environmental Laws to carry on their respective business consistent with past business practices of Borrower and each Subsidiary.

       6.23 Subsidiary Documents. There are no agreements between the Borrower and any Subsidiary or between or among Subsidiaries except for the Subsidiary Documents.


                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

       7.1 Affirmative Covenants. From and after the date of this Agreement, and until the entire amount of principal and interest due under the Notes and the entire amount of payments due under this Agreement is paid in full or until the Banks have no obligation to extend credit under this Agreement, the Borrower covenants and agrees with the Banks as follows:

                 (a)      Financial Statements; Budgets.

                          (1) The Borrower shall have an annual audit made by independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Banks and to furnish the Banks within ninety (90) days after the end of each Fiscal Year a consolidated and consolidating balance sheet, consolidated and consolidating and statements of income and loss, consolidated and consolidating statement of stockholders' equity and a consolidated and consolidating cash flow statement showing the financial condition of the Borrower and its Subsidiaries at the close of each Fiscal Year and the results of operations of the Borrower and its Subsidiaries for each fiscal year, which audit report shall be accompanied by (i) an unqualified opinion of such accountants, in form and substance satisfactory to the Banks, to the effect that the same fairly presents the financial condition and the results of operation of the Borrower and its Subsidiaries for the periods and as of the relevant dates thereof and (ii) a certificate from such accountants showing compliance, as of the date of such audit report, with the financial restrictions and covenants contained in subparagraphs (i), (j), (k), (l) and (n) below of this Section 7.1 and to the effect that, in making the examination necessary for the signing of such annual audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default arising from violation of any obligation of the Borrower hereunder or under the Collateral Documents, that has occurred and is continuing, or if they have become aware of any such event, describing it and the steps, if any, being taken to cure it.

                          (2) The Borrower shall furnish to the Banks as soon as available, and in any event within thirty (30) days after the end of each month of each Fiscal Year of the Borrower during the term of this Agreement, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period, consolidated and consolidating statements of income and loss for the Borrower and its Subsidiaries and a report acceptable to Banks for GRS and each retail store, for the month just ended and for the period beginning on the first day of such Fiscal Year and ending on the last day of such month, all in comparative form setting forth the corresponding figures for the same period of the prior Fiscal Year together with a comparison of actual operating results to budget prepared and certified by an authorized officer of the Borrower.

                          (3) The Borrower shall furnish to the Banks as soon as available, and in any event within forty-five (45) days after the end of each calendar quarter of each Fiscal Year of the Borrower during the term of this

         Agreement, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period, consolidated and consolidating statements of income and loss, for the Borrower and a report acceptable to the Banks for GRS and each retail store, and a cash flow statement of the Borrower and its Subsidiaries for the quarter just ended and for the period beginning on the first day of such Fiscal Year and ending on the last day of such quarter, all in comparative form setting forth the corresponding figures for the same period of the prior Fiscal Year together with a comparison of actual operating results to budget prepared and certified by an authorized officer of the Borrower.

                          (4) All of the financial statements to be delivered in subparagraphs 7.1(a)(1)(2) and (3) above shall be prepared in accordance with Generally Accepted Accounting Principles consistently applied to the financial statements previously given to the Banks (except that the unaudited financial statements shall be subject to audit and normal year-end adjustments).

                          (5) Contemporaneously with the furnishing of a copy of each annual financial statement as provided in (1) above and each monthly financial statement as provided in (2) above, and each quarterly financial statement as provided in (3) above the Borrower shall furnish to the Banks an Officer's Certificate in the form of
         Exhibit 1 hereto dated the date of such report and signed by the Treasurer, President or Controller of the Borrower, to the effect that no Event of Default, or Unmatured Event of Default arising from violation of any obligation of the Borrower hereunder or under the Collateral Documents has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it and showing compliance with each of the financial restrictions contained in subparagraphs (i), (j), (k), (l)and (n) below of this
         Section 7.1.

                          (6) The Borrower shall furnish to the Banks, prior to the beginning of each Fiscal Year, a revised budget of revenues and expenses by month, in reasonable detail acceptable to Banks, for the following twelve-month period.

                          (7) Borrower shall provide Banks with such other reports, financial statements and other documents as Banks may reasonably request from time to time.

                          (8)  Borrower shall provide Banks with:  (a)
         quarterly 10-Q reports and cash flow statements within forty- five
         (45) days of each fiscal quarter end; and (b) a form 10-K within ninety (90) days of the end of Borrower's Fiscal Year.

                 (b) Books and Records. The Borrower shall (i) maintain at its Wilmot, Wisconsin facility complete books and records which fairly present the transactions and financial condition of the Borrower and each of its Subsidiaries; and (ii) permit, at reasonable times and upon reasonable notice, access by any of the Banks to such books and records and permit the Banks, at reasonable times and upon reasonable notice, to inspect the properties owned or leased by the Borrower and each of its Subsidiaries and the operations of the Borrower and each of its Subsidiaries as often as may be reasonably desired. Borrower shall maintain adequate back-up of its Customer List off-site and has obtained a letter (which letter is in full force and effect) from the owner of such off-site premises that he/she is holding such Customer List as bailee and agent for the Banks.

                 (c) Maintenance of Existence. The Borrower shall and shall cause each of its Subsidiaries to maintain its existence under the jurisdiction of its incorporation and continue to be duly qualified to transact business in all other jurisdictions in which such qualification is necessary.

                 (d) Real Estate. The Borrower and its Subsidiaries shall use, or permit use of, the Real Estate and the property leased pursuant to the Retail Store Leases only in furtherance of the lawful corporate and business purposes of the Borrower and consistent with past business uses of the Real Estate by Borrower. Neither Borrower nor any Subsidiary shall acquire any other interest in real property unless Banks shall obtain a first mortgage thereon, in form and substance acceptable to Banks.

                 (e) Notices to Banks. The Borrower and/or each Subsidiary shall furnish to the Banks forthwith upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of any Event of Default or an Unmatured Event of Default, or (ii) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding against the Borrower or any Subsidiary; or (iii) with respect to the Borrower or any Subsidiary, any condition or circumstance which may be a violation of or result in liability under any of the Environmental Laws; or (iv) immediately upon becoming aware that the holder of any other indebtedness issued or assumed by Borrower or any Subsidiary or the lessor under any lease as to which Borrower or any Subsidiary is the lessee, has given notice or has taken any action with respect to a claimed default thereunder, or under any agreement under which any such indebtedness was issued or secured which default would constitute an Unmatured Event of Default or an Event of Default hereunder; or (v) the existence of any Liens other than the Banks' Lien or Permitted Liens.

                 (f) Insurance. The Borrower shall maintain or cause to be maintained for itself and each Subsidiary such insurance as may be required by law or the Security Agreement or the Mortgage and such other insurance to such extent and against such hazards and liabilities as is customarily maintained by persons similarly situated including, without limitation, comprehensive general public liability insurance protecting the Borrower and each Subsidiary against liability for injuries to persons and/or property, occurring on, in or about its Real Estate and Fixed Assets, in the minimum amount of One Million Dollars ($1,000,000) liability for each occurrence for personal and property injury with a Ten Million Dollars ($10,000,000) umbrella, and worker's compensation insurance and employer's liability insurance respecting all employees of the Borrower and each Subsidiary in such amount as is customarily carried by like organizations engaged in like activities of comparable size and liability exposure; provided that the Borrower may be self-insured with respect to all or any part of its liability for worker's compensation to the extent and in the manner permitted by applicable state law.

                 Each policy of insurance obtained pursuant hereto shall (i) be issued by one or more recognized, financially sound and responsible insurance companies qualified to assume the risks covered by such policy, and (ii) provide that such policy shall not be cancelled without at least 30 days prior written notice to each insured named therein. Each general liability and casualty policy of insurance shall name the Banks (by means of loss payable endorsements) as an insured, as its interest may appear.

                 (g)      Payment of Taxes.  Subject to the provisions of
Section 9.1 hereof related to permitted contests, the Borrower and each Subsidiary shall pay or cause to be paid (when the same shall become due or payable):

                          (i) all federal, state and local income and franchise taxes and all other taxes and charges on account of the ownership, use, occupancy or operation of the Fixed Assets or the Real Estate or the conduct of the Borrower's or any Subsidiary's business, including but not limited to all sales, use, occupation, real and personal property taxes, all permit and inspection fees, occupation and license fees and all water, gas, electric, light, power or other utility charges assessed or charged on or against the Real Estate or on account of the Borrower's or any Subsidiary's use or occupancy thereof, or the activities conducted thereon or therein; and

                          (ii) all taxes, assessments and impositions, general and special, ordinary and extraordinary, of every name and kind, which shall be taxed, levied, imposed or assessed upon all or any part of the Real Estate, or the lien of the Banks in and to the Real Estate.

                 If under applicable law any such tax, charge, fee, rate, imposition or assessment may at the option of the taxpayer be paid in installments, the Borrower or any Subsidiary may exercise such option.

                 Nothing contained herein shall be deemed to constitute an admission by any of the Banks or the Borrower that any of the Banks is liable for any tax, charge, fee, rate, imposition or assessment.

                 (h)      Compliance with Laws.  Subject to the provisions of
Section 9.1 hereof, the Borrower and each Subsidiary will, at its sole cost and expense, comply in all material respects with all present and future Laws, including but not limited to Environmental Laws, ordinances, orders, decrees, rules, regulations and requirements of every duly constituted governmental authority, commission and court and the officers thereof.

                 (i) Consolidated Tangible Net Worth. The Borrower shall maintain Consolidated Tangible Net Worth of more than $40,000,000 at all times.

                 (j) Consolidated Fixed Charge Coverage Ratio. The Borrower's Consolidated Fixed Charge Coverage Ratio shall not be less than 1.45:1 at the end of each of Borrower's Fiscal Year quarters. Borrower's Consolidated Fixed Charge Coverage Ratio shall be tested quarterly on the basis of the financial statements to be provided by Borrower pursuant to Section 7.1(a)(3). For purposes hereof, Consolidated Fixed Charge Coverage Ratio shall mean for any period the relationship expressed as a numerical ratio between (i) the sum of Pre-tax Earnings plus interest expense plus all payments under all leases except for Capitalized Leases over the four most recently ended Fiscal Year quarters of Borrower and (ii) the sum of interest expense plus all payments under all leases except for Capitalized Leases over the four most recently ended Fiscal Year quarters of Borrower. The above calculation shall be made on a consolidated basis for the Borrower and all Subsidiaries.

                 (k) Consolidated Leverage Ratio. The Borrower shall maintain its Consolidated Leverage Ratio to be not greater than the ratio indicated at the respective dates indicated below:

                                           Date or the quarter ending
                   Leverage Ratio                closest thereto
                   --------------          --------------------------
                 2.30:1                    December 31, 1994
                 2.50:1                    March 31, 1995
                 3.10:1                    June 30, 1995
                 3.60:1                    September 30, 1995
                 2.85:1                    December 31, 1995
                 3.00:1                    March 31, 1996
                 2.85:1                    June 30, 1996
                 3.45:1                    September 30, 1996
                 2.50:1                    December 31, 1996
                 2.65:1                    March 31, 1997
                 2.55:1                    June 30, 1997
                 2.75:1                    September 30, 1997

                 (l) Consolidated Current Ratio. The Borrower shall maintain its Consolidated Current Ratio to be not less than 1:05:1 at all times.
                 (m) Bank Accounts. Except as otherwise permitted by this section, until such time as the Loans are repaid in full and all other obligations due all of the Banks are satisfied in full, Borrower and each of its Subsidiaries shall maintain all bank accounts (savings, checking, depository, payroll, disbursements and cash management services and accounts) at the Banks. Borrower may maintain a payroll and refund account with the Bank of Richmond. Borrower and GRS may maintain a depository account with a local bank for its retail stores provided adequate arrangements and procedures (satisfactory to Banks) are implemented concerning these accounts which arrangements may include by way of illustration and not limitation maximum account balance restrictions.

                 (n) Profitability of Borrower. For the calendar quarters ending closest to September 30 and December 31 of each Fiscal Year, Borrower's quarterly consolidated financial statements shall show a Profit. In addition, commencing with the month end of August 31 and for each month end thereafter through the end of each Fiscal Year, Borrower's monthly consolidated financial statements shall show a cumulative year-to-date Profit.

                 (o) Licenses and Permits. The Borrower and each Subsidiary shall procure and maintain all necessary licenses, franchises, permits and other governmental authorizations necessary for the construction, operation and ownership of the Borrower's Real Estate and operation of its business and each Subsidiary's business.

                 (p) ERISA. As used in this paragraph (q), the terms "accrued benefits," "employee benefit plans," "employee pension benefit plan" and "party in interest" shall have the respective meanings assigned to such terms in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the term "accumulated funding deficiency" shall have the meaning assigned to such term in Section 302 of ERISA or Section 412 of the Code; the term "employer security" shall have the meaning assigned to it in
Section 407(d)(1) of ERISA; and the term "prohibited transaction" shall have the meaning assigned to such terms in Section 4975 of the Code or Section 406 of ERISA.

                 Neither the Borrower nor any Subsidiary has, with respect to any employee benefit plan established or maintained by the Borrower (collectively, the "Plans," and, individually, a "Plan"), engaged in a prohibited transaction that could subject the Borrower or any Subsidiary to a tax or penalty on prohibited transactions. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. No liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Borrower to be, incurred by the Borrower or any Subsidiary with respect to any Plan other than for premium payments. There has been no Reportable Event which has not been disclosed to the Banks with respect to any Plan since the effective date of Section 4043 of ERISA and since such date no event or condition has occurred that presents a material risk of termination of any Plan by the Pension Benefit Guaranty Corporation. To the best of Borrower's knowledge, in the aggregate, the actuarially determined present value of all accrued benefits under each Plan that is subject to Part 3 of Subtitle B of Title I of ERISA does not exceed the fair market value of the assets of such Plans allocable to such benefits as of the most recent evaluation date.

                 The Borrower and each Subsidiary shall comply in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and any other applicable federal law and the regulations and published interpretations thereunder, and deliver to the Banks:

                        (i) as promptly as practicable, and in any event within 30 days, after the Borrower knows or has reason to know that any Reportable Event with respect to any employee benefit plan established or maintained by the Borrower or by any corporation, trade or business which is a member of the same controlled group of corporations, trades or businesses (as defined in Sections 414(b) and 414(c) of the Code) as the Borrower has occurred, a statement of an authorized officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the Notice (as defined in ERISA and the regulations thereunder of such Reportable Event to the Pension Benefit Guaranty Corporation (as defined in ERISA and the regulations thereunder)); and

                        (ii) promptly after the receipt thereof, a copy of any notice the Borrower or such other corporation, trade or business, may receive from the Pension Benefit Guaranty Corporation relating to the intention of said Borrower or such other corporation, trade or business, to terminate any Plan or the intention of the Pension Benefit Guaranty Corporation to appoint a trustee to administer any Plan.

                 (q) Environmental Laws. The Borrower and each Subsidiary shall comply in all material respects with the requirements of all applicable Environmental Laws, health, safety and sanitation laws and orders of regulatory and administrative authorities with respect thereto, and without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and legally authorized remedial containment and clean-up action in the event of any release of oil or hazardous material or substance on, upon or into any real property owned, operated or in the control of Borrower or any Subsidiary.

                 (r) Prepayment of Revolving Credit Loans. If the Revolving Credit Loans shall ever exceed the Revolving Credit Commitment, the Borrower shall immediately repay the Revolving Credit Loans so that the outstanding Revolving Credit Loans are equal to or less than the Revolving Credit Commitment.

                 (s) Compliance with Collateral Documents. The Borrower and each Subsidiary shall timely comply with all of their respective obligations under the Subsidiary Notes, the Subsidiary Security Documents, the Collateral Documents and the Subsidiary Documents. Neither Borrower nor any Subsidiary shall waive strict compliance with all of the terms and conditions of the Subsidiary Notes, the Subsidiary Security Documents, the Collateral Documents and the Subsidiary Documents.

                 (t) Clean-up. For a period of at least thirty (30) or sixty (60) consecutive days as indicated below during the periods indicated below, the Borrower shall cause the aggregate unpaid principal balance on direct borrowings under the Revolving Credit Loans (excluding the undrawn amount of unexpired letters of credit) to be equal to or less than the following amounts:


Consecutive
    Day                                                                Clean Down
Requirement                       Period                               Requirement
- - -----------                       ------                               -----------
         60        November 22, 1994 - November 30, 1995               $40,000,000
         30        December 1, 1995 - November 30, 1996                $50,000,000
         30        December 1, 1996 - November 30, 1997                $50,000,000

                 (u) Notice of Accounting Change. Borrower shall notify the Banks immediately upon becoming aware of any required accounting change and in any event at least thirty (30) days prior to the effective date of any such change.

                 (v) Subsidiaries. Borrower shall cause its Subsidiaries to comply with all of the terms, conditions and covenants of this Agreement and all Collateral Documents as if each of its Subsidiaries were the Borrower hereunder or thereunder.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

       8.1 Negative Covenants. From and after the date of this Agreement, until the entire amount of principal and interest due under the Notes and the entire amount of payments due under this Agreement is paid in full or until the Banks have no obligation to extend credit under this Agreement, without the prior written consent of the Required Banks, the Borrower covenants and agrees with the Banks as follows:

                 (a) Limitation on Liens. Neither the Borrower nor any Subsidiary shall grant, incur, create, assume or permit to be created or allow to exist any Lien on or with respect to all or any portion of their respective assets or the Collateral other than Permitted Liens or Permitted Leases.

                 (b) Limitation on Conflicting Agreements. Neither the Borrower nor any Subsidiary shall enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder, or the Collateral Documents, or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

                 (c) Limitation on Restricted Payments. Neither the Borrower nor any Subsidiary shall make any Restricted Payments.

                 (d) Limitations on Indebtedness. Neither the Borrower nor any Subsidiary shall incur any Indebtedness or guarantee or become a surety or otherwise contingently liable for any obligations of other Persons other than the following permitted debt:

                        (i)       Indebtedness of the Borrower to the Banks;

                        (ii) Unsecured trade accounts payable and other unsecured nontrade payables of the Borrower incurred in the ordinary course of business of the Borrower and not as a result of any borrowing;

                       (iii)      Indebtedness secured by Permitted Liens; and

                        (iv)      The Subsidiary Guaranties;

                        (v)       The Subsidiary Notes;

                        (vi) Interest rate swap agreements or other similar agreements not exceeding Thirty Million Dollars ($30,000,000) with any of the Banks;

                       (vii)      Subordinated Debt; and

                      (viii) Guaranties by the Borrower of Retail Store Leases or guaranties by the Borrower of obligations of suppliers of Borrower to third parties not exceeding $1,000,000 in the aggregate outstanding at any time.

                 (e) Limitation on Investments. Neither the Borrower nor any Subsidiary shall make any Investments in or to other Persons, except Permitted Investments.

                 (f) Limitation on Sale/Leasebacks. Except for sale/leasebacks not exceeding $100,000 per Fiscal Year, neither the Borrower nor any Subsidiary shall sell, transfer or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

                 (g) Limitation on Mergers, Etc. Neither the Borrower nor any Subsidiary shall merge or consolidate with or into any other Person and neither shall sell, lease, transfer or otherwise dispose of all or substantially all of its assets whether in one or a series of transactions except for sales of Inventory made in the ordinary course of business. Neither the Borrower nor any Subsidiary shall acquire or be acquired by or otherwise consolidate with or merge with any other Person or permit one or more other Persons to consolidate with or merge into it or convey or transfer any substantial part of its properties or assets to any Person, whether in one or a series of transactions, unless the Borrower has obtained the Banks' prior written consent. Neither the Borrower nor any Subsidiary shall acquire any other business. Except for GRS and GMO and Gander International, the Borrower shall not allow any Subsidiary to transact business unless Borrower receives the prior written consent of the Banks. Borrower shall not make any additional capital contribution to any Subsidiary. Neither the Borrower nor any Subsidiary shall amend, alter or terminate any of the Subsidiary Documents, the Subsidiary Security Documents or the Subsidiary Notes. No Subsidiary shall issue new stock to any Person, and Borrower and its Subsidiaries shall not transfer any stock of a Subsidiary to any Person. The Borrower and its Subsidiaries shall not change a corporate name without first notifying the Banks in writing at least thirty (30) days in advance of the name change.

                 (h) Conduct of Business. Neither the Borrower nor any Subsidiary shall engage in any business if, as a result, the general nature of the business which would then be engaged in by the Borrower or such Subsidiary would be substantially changed from the general nature of the business previously conducted by Borrower or such Subsidiary. The Borrower shall notify the Banks promptly upon it or any Subsidiary becoming qualified as a foreign corporation in any state or foreign country or upon receiving notice that such qualification may be necessary. Neither the Borrower nor any Subsidiary shall permit any portion of the Collateral to be located in any state or foreign country without (i) first notifying Banks in writing that it intends to move Collateral to such state or foreign country and (ii) obtaining Banks' consent to such transfer, which consent shall not be unreasonably withheld, and (iii) allow Banks to perfect their security interest in the Collateral in such state or foreign country.

                 (i) Sales of Receivables. Neither the Borrower nor any Subsidiary shall discount or sell Receivables on any basis whatsoever.

                 (j) No Change in Fiscal Year. The Borrower shall not change its Fiscal Year.

                 (k) Accounting Methods. Subject to required changes as permitted pursuant to Section 11.12 of this Agreement, neither the Borrower nor any Subsidiary shall, without the prior written consent of the Required Banks, which consent shall not be unreasonably withheld, change any of its accounting methods, policies or practices from those used in the financial statements previously given to the Banks including, without limitation, revising depreciation or amortization periods or methods if the effect of any such change would be to alter the computation of any financial covenant contained herein.

                 (l) Negative Pledge. Neither the Borrower nor any Subsidiary shall grant, create, assume, or suffer to exist any Lien on any asset now owned or hereafter acquired by the Borrower or any Subsidiary except for the Banks' Lien in the Collateral contemplated by the Collateral Documents and except for Permitted Liens.

                 (m) Retail Store Expansion. All Retail Store Expansion shall be carried out by GRS or Borrower. With respect to any Retail Store Expansion, prior to opening such store for business Borrower shall have delivered to the Banks: (i) a copy of the executed lease for the retail store,
(ii) an executed Collateral Assignment of Lease and an executed Landlord Waiver, Consent, Agreement and Certificate in the form of Exhibits 7 and 8 respectively, (iii) a certificate of insurance for such retail store with lender loss payable endorsements in favor of the Banks and (iv) duly executed financing statement or statements in form acceptable to the Banks.


                                   ARTICLE IX

                               PERMITTED CONTESTS

       9.1.     Permitted Contests.

                 (a) The Borrower and its Subsidiaries shall not be required to pay any tax, charge, assessment, lien, security interest or encumbrance required to be paid under 7.1(g) hereof, nor to comply with any law, ordinance, rule, order, regulation or requirement referred to in Section 7.1(h) hereof, so long as the Borrower or the Subsidiary shall (i) in good faith and at its cost and expense contest the amount or validity thereof, or take other appropriate action with respect thereto in an appropriate manner or by appropriate proceedings which shall operate during the pendency thereof to prevent the collection of or other realization upon the tax, charge, assessment, lien, security interest or encumbrance so contested, and the sale, forfeiture or loss of any of the assets of the Borrower to satisfy the same and
(ii) either obtain a bond reasonably satisfactory to the Banks, deposit with the Banks or reserve against the Borrower's line of credit an amount satisfactory to the Banks to cover such tax, charge, assessment or noncompliance with any such law, ordinance, rule, order, regulation or requirement, and (iii) indemnify the Banks against any liability which might arise from any such contest or action except the Banks' willful misconduct. Each such contest shall be promptly prosecuted to final conclusion or settlement, and the Borrower will pay, and save the Banks harmless against, all losses, judgments, decrees and costs (including reasonable attorneys' fees and expenses in connection therewith) and will, promptly after the final determination or settlement of such contest or action, pay and discharge the amounts which shall be levied, assessed or imposed or determined to be payable therein, together with all penalties, fines, interests, costs and expenses thereon or in connection therewith.

                 (b) Borrower, or any party obligated to Borrower to do so, may in good faith and with reasonable diligence contest the validity or amount of any mechanic's lien and defer payment and discharge thereof during the pendency of such contest, provided: (i) that such contest shall have the effect of preventing the sale or forfeiture of the Real Estate or any part thereof, or any interest therein, to satisfy such mechanic's lien; (ii) that, within twenty (20) days after Borrower has been notified of the filing of such mechanic's lien, Borrower shall have notified the Banks in writing of Borrower's intention to contest such mechanic's lien or to cause such other party to contest such mechanic's lien; and (iii) that either Borrower shall have obtained a title insurance endorsement over such mechanic's liens insuring the Borrower against loss or damage by reason of the existence of such mechanic's liens or the Borrower shall have deposited or caused to be deposited with the Banks at such place as the Banks may from time to time in writing appoint or the Borrower shall reserve against the Borrower's line of credit at the Banks for such amount, a sum of money which shall be sufficient in the reasonable judgment of the Banks (not to exceed 125% of such amount) to pay in full such mechanic's lien and all interest which might become due thereon, and shall keep on deposit an amount so sufficient at all times, increasing such amount to cover additional interest whenever, in the reasonable judgment of the Banks, such increase is advisable. In case the Borrower shall fail to maintain or cause to be maintained sufficient funds on deposit as hereinabove provided, shall fail to prosecute such contest or cause such contest to be prosecuted with reasonable diligence or shall fail to pay or cause to be paid the amount of the mechanic's lien plus any interest finally determined to be due upon the conclusion of such contest, to the extent such amount exceeds the amount on deposit with the Banks, the Banks may, at its option, apply the money as deposited in payment of or on account of such mechanic's lien, or that part thereof then unpaid, together with all interest thereon. If the amount of money so deposited shall be insufficient for the payment in full of such mechanic's lien, together with all interest thereon, the Borrower shall forthwith, upon demand, deposit with the Banks a sum which, when added to the funds then on deposit, shall be sufficient to make such payment in full. In the event the contest of the mechanic's lien claim is ultimately resolved in favor of the claimant, the Banks shall apply the money so deposited in full payment of such mechanic's lien or that part thereof then unpaid, together with all interest thereon (provided the Borrower is not then in default hereunder) when furnished with evidence satisfactory to the Banks of the amount of payment to be made. Any excess remaining in the control of the Banks shall be paid to the Borrower, provided the Borrower is not then in default hereunder.


                                   ARTICLE X

                               DEFAULT; REMEDIES

       10.1 Automatic Event of Default. Upon the occurrence of an Automatic Event of Default, then, without notice, demand or action of any kind by the Banks: (i) the Commitment and the Banks' obligation to make any Loans shall automatically and immediately terminate, and (ii) the entire amount of unpaid principal and accrued and unpaid interest under the Notes and the entire amount of any unpaid expenses under this Agreement shall be automatically and immediately due and payable.

       10.2 Other Event of Default. Upon the occurrence of an Other Event of Default, (i) each Bank may, at its option and without the giving of written notice to the Borrower immediately terminate its Commitment and such Bank's obligation to make any further Loans, and (ii) at the option of the Required Banks and without the giving of written notice to the Borrower, the Required Banks may declare the entire amount of unpaid principal and interest under the Notes and the entire amount of any unpaid expenses under this Agreement immediately due and payable.

       10.3 Remedies Under Collateral Documents. Upon the occurrence of an Event of Default, the Required Banks may take such action and exercise their rights and remedies under the Collateral Documents.

       10.4 Remedies Not Exclusive. No remedy herein conferred upon the Banks is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under the Collateral Documents or the Notes or now or hereafter existing at law or in equity or by statute or otherwise. No failure or delay on the part of the Banks in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude other or further exercise thereof or the exercise of any other right or remedy.

       10.5 Right of Set-Off. The Borrower and each Subsidiary agrees that the Banks shall have all rights of set-off and bankers' lien provided by applicable Law, and in addition thereto, the Borrower and each Subsidiary agrees that if at any time following and during an Event of Default or if any attachment on any of Borrower's or of any Subsidiary's accounts with any of the Banks occurs, any payment or other amount owing by the Borrower or any Subsidiary under the Notes, the Subsidiary Notes or this Agreement is then due to the Banks, the Banks may apply to such payment or other amount any and all balances, credits, deposits, accounts or moneys of the Borrower or such Subsidiary then or thereafter with the Banks. Any Bank which has any of Borrower's or any Subsidiary's accounts shall be deemed to be the agent of all of the other Banks for purposes of effecting its right of set-off and bankers' lien. The Banks shall notify the Borrower in writing promptly after the exercise of the rights specified in this Section 10.5 of this Agreement, provided that the failure of the Banks to give such notice shall not invalidate any exercise of such rights. All proceeds received by any Bank pursuant to this section 10.5 shall be shared promptly amongst the Banks in accordance with the provisions of Article III.


                                   ARTICLE XI

                                 MISCELLANEOUS

       11.1 Expenses and Attorneys' Fees. The Borrower shall pay all fees and expenses incurred by the Banks, including all audit fees, the reasonable fees of counsel in connection with the preparation (except LaSalle's internal counsel fees, Firstar's counsel fees, NBD's counsel fees and Harris' counsel fees), and issuance, of the Initial Loan Agreement and this Agreement, the Collateral Documents and the other documents prepared in connection herewith, and the consummation of the transactions contemplated herein, and the maintenance, amendment, protection or enforcement of the Banks' rights under the Initial Loan Agreement and this Agreement, the Collateral Documents or other documents prepared in connection with this Agreement.

       11.2 Assignability; Successors. The Borrower's rights and liabilities under this Agreement are not assignable or delegable, in whole or in part, without the prior written consent of the Banks. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Banks.

       11.3 Survival. All agreements, representations and warranties made herein or in any document delivered pursuant hereto shall survive the execution of this Agreement, the making of the Loans and the delivery of any such document.

       11.4 Governing Law. This Agreement, the Notes, the Collateral Documents and the other documents issued pursuant hereto shall be governed by the laws of the State of Wisconsin, except as otherwise specifically provided to the contrary in any of the Collateral Documents.

       11.5 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

       11.6 Entire Agreement. This Agreement, the Notes, the Collateral Documents and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter including, without limitation, the Initial Loan Agreement provided, however, that all of the terms and conditions of the Initial Loan Agreement to the extent not inconsistent herewith shall remain in full force and effect. Except as modified by this Agreement or other documents executed as of the date hereof or hereafter, all of the Collateral Documents previously executed by Borrower in favor of Banks shall remain in full force and effect.

       11.7 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to the other party or when deposited in the United States mail, certified or registered mail, postage prepaid, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address:

if to the Borrower:                        GANDER MOUNTAIN, INC.
                                           P. O. Box 128, Hwy. W
                                           Wilmot, Wisconsin   53192
                                           Attention:  Timothy Ford
                                           Corporate Controller
with a copy to:                           Reinhart, Boerner, Van Deuren
                                          Norris & Rieselbach, S.C.
                                          1000 North Water Street
                                          Milwaukee, WI   53202
                                          Attention:  Robert E. Bellin, Esq.

if to the Agent:                          Bank One, Milwaukee, NA
                                          111 East Wisconsin Avenue
                                          Milwaukee, WI  53202
                                          Attention:  Ronald J. Carey
                                                      Vice President

if to Bank One:                           Bank One, Milwaukee, NA
                                          111 East Wisconsin Avenue
                                          Milwaukee, WI   53202
                                          Attention:  Ronald J. Carey
                                                      Vice President

with a copy to:                           Davis & Kuelthau, S.C.
                                          111 East Kilbourn, Suite 1400
                                          Milwaukee, WI   53202-6613
                                          Attention:  Norman J. Matar, Esq.

if to LaSalle:                            LaSalle National Bank
                                          120 South LaSalle Street
                                          Chicago, IL   60603
                                          Attention:  Kent A. Hammerstrom
                                                      First Vice President

with a copy to:                           Gary Fordyce, Esq.
                                          c/o ABN AMRO North America, Inc.
                                          135 South LaSalle, Suite 325
                                          Chicago, IL   60603

if to Firstar:                            Firstar Bank Milwaukee, N.A.
                                          777 East Wisconsin Avenue
                                          Milwaukee, WI   53202
                                          Attention:  Corporate Banking Division

with a copy to:                           Foley & Lardner
                                          777 East Wisconsin Avenue
                                          Milwaukee, WI  53202
                                          Attention:  Edward J. Hammond, Esq.

if to NBD:                                 NBD Bank, N.A.
                                           611 Woodward Avenue
                                           Detroit, MI   48226
                                           Attention:  Mr. Thomas H. Gordy

with a copy to:                            Honigman, Miller, Schwartz & Cohn
                                           2290 First National Building
                                           Detroit, MI   48266
                                           Attention:  Ms. Becky Burtless-Creps

if to Harris:                              Harris Trust and Savings Bank
                                           P. O. Box 755
                                           111 W. Monroe
                                           Chicago, IL   60690
                                           Attention:  Andrew K. Peterson

with a copy to:                            Chapman and Cutler
                                           111 W. Monroe
                                           Chicago, IL 60603
                                           Attention:  Lisa Olsen


       11.8 Participation. The Banks may, at any time and from time to time, grant to any bank or banks a participation in any part of the Loans provided that such participants agree to be bound by the terms of this Agreement and the Collateral Documents and provided further Banks retain at least fifty-one percent (51%) of the Loans. All of the representations, warranties and covenants of the Borrower in this Agreement are also made to any participant with the same force and effect as if expressly so made. The Borrower hereby acknowledges and agrees that any such grant will give rise to a direct obligation of the Borrower to each such grantee and that each such grantee will be entitled for its own account to the rights accorded the Banks by this Agreement. Banks may not assign any of their rights under this Agreement without the prior written consent of the other Banks.

       11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

       11.10 No Reliance. No third party is entitled to rely on any of the agreements of the parties contained in this Agreement and the parties assume no liability to any third party because of any reliance on the agreements of the parties contained in this Agreement.

       11.11 Notes and Collateral Documents. The provisions of the Notes and the Collateral Documents are incorporated herein and made a part of this Agreement, provided that they shall not supersede the provisions of each other or this Agreement, but shall be construed as supplemental to this Agreement and to each other. In the event of any inconsistency between the provisions of the Collateral Documents and this Agreement, it is intended that the provisions of this Agreement shall control.

       11.12 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles as in effect from time to time, applied on a consistent basis with the most recent audited financial statements or monthly or quarterly financial statements, as the case may be, of Borrower which have heretofore been delivered by Borrower to the Banks. In the event there is any change in accounting principles as required or occasioned by the promulgation of rules, regulations, pronouncements or opinions by the Financial Accounting Standards Board or Accounting Principles Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) which change results in any deviation in the method for preparing, compiling or calculating the financial statements or financial reports to be delivered by Borrower hereunder, then the parties hereto agree to enter into negotiations to amend the financial covenants, terms or standards herein to equitably reflect such change in accounting principles with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such change as if such change had not been made. If the parties cannot agree on such an amendment as contemplated by this section, then the Borrower shall be required to prepare and deliver to the Banks two sets of financial statements: one without giving effect to such change in accounting methods or principles; and the other with giving effect to such change in accounting methods or principles. In such event, all financial covenants contained herein shall be measured and tested against the financial statements prepared without giving effect to such change in accounting methods or principles.

       11.13 Indemnity. The Borrower and each Subsidiary agree to indemnify and hold harmless the Agent and each of the Banks and their respective directors, officers, Bank Affiliates and agents (each, an "Indemnified Party") from and against all costs, expenses (including reasonable fees and disbursements of counsel) and liabilities arising out of or relating to any investigation, litigation or other proceedings (regardless of whether an Indemnified Party is a party thereto) which relates to the Loans, the use of the proceeds of the Loans by the Borrower, or the Collateral, including, without limitation, the financing and other transactions contemplated hereby, or any transactions connected with any of the foregoing, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of (i) the gross negligence or willful misconduct of an Indemnified Party (the gross negligence or willful misconduct of one or more Indemnified Parties shall not alter, diminish or affect the right of any other Indemnified Party to the benefits of this section 11.13), or (ii) claims of one Bank against another not involving acts or omissions of the Borrower. This indemnity shall survive the termination of this Agreement and payment of the Loans.

       11.14 No Waivers. No course of dealing between the Banks and the Borrower or any failure or delay by the Banks in exercising any right, power or privilege hereunder or under the Notes or other Collateral Documents shall operate as a waiver of any right, power or privilege hereunder or under the Notes or other Collateral Documents nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       11.15 Amendments and Waivers. Any provision of this Agreement, the Notes or the other Collateral Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Banks.

       11.16 Consent to Jurisdiction; Waiver of Jury Trial. Borrower, to the extent that it may lawfully do so, hereby consents to the jurisdiction of the state courts of the State of Wisconsin and of the Federal District Court for the Eastern District of Wisconsin for the purpose of any suit, action or other proceeding arising out of the Borrower's obligations under this Agreement and the Collateral Documents, and expressly waives any and all objections Borrower may have as to venue in any of such courts. TO THE EXTENT PERMITTED BY LAW AND TO THE EXTENT THAT EITHER BORROWER OR THE





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

BANKS MAY BE ENTITLED TO TRIAL BY JURY, BORROWER AND THE BANKS WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT OR THE COLLATERAL DOCUMENTS.

       11.17 Miscellaneous. Any reference to Bank or Banks or Lender or Lenders in any Collateral Documents including, without limitation, the Environmental Liabilities Agreement shall mean Bank or Banks as defined in this Agreement.

       11.18 New Subsidiaries. The parties acknowledge that Borrower is currently contemplating creating two (2) new Subsidiaries: (i) a United Kingdom subsidiary which will operate a mail order business in the United Kingdom; and (ii) a domestic Subsidiary which will acquire prime leases as tenant and sublet all or a portion of the leasehold premises. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Borrower may create either or both of the above-mentioned Subsidiaries, and capitalize them with an investment of up to $1,000,000 in the aggregate provided prior to or simultaneously with each such capitalization, the Borrower grants to the Banks a perfected security interest in all of the stock (or such lesser amount in the event of a foreign or domestic tax restriction) pursuant to documents in form and substance acceptable to the Banks and, provided, further, no operations shall be commenced by or in either of such Subsidiary and no assets, other than the initial capitalization referred to above, shall be transferred into either Subsidiary, without the prior written consent of the Required Banks, which consent shall not be unreasonably withheld.



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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                  BORROWER:

                                          GANDER MOUNTAIN, INC.
                                          a Wisconsin corporation



                                          By:______________________________
                                             Title:________________________


                                  BANKS:

                                          BANK ONE, MILWAUKEE, NA, as a Bank and
                                           as Agent


                                          By:______________________________
                                               Ronald J. Carey, Vice President


                                          LASALLE NATIONAL BANK


                                          By:______________________________
                                                Kent A. Hammerstrom,
                                                First Vice President


                                          FIRSTAR BANK MILWAUKEE, N.A.


                                          By:______________________________
                                             Title:________________________



                                          NBD BANK, N.A., as a Bank and as Agent

                                          By:______________________________
                                             Title:________________________

                                          HARRIS TRUST AND SAVINGS BANK

                                          By:______________________________
                                             Title:________________________






         The undersigned have read the foregoing and agree to be bound by all of the terms and conditions contained therein except that the undersigned shall not be directly obligated on any of the Loans except as otherwise provided herein.


GRS, Inc.



By:______________________________
   Title:________________________


GMO, INC.



By:______________________________
   Title:________________________





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


                               INDEX TO EXHIBITS


              Exhibit
              -------
                                                                             Document
                                                                             --------
                 1                                          Officer's Certificate

                 2                                          Revolving Credit Notes

                 3                                          Term Notes

                 4                                          Officer's Closing Certificate

                 5                                          Opinion of Borrower's Counsel

                 6                                          Permitted Leases and Liens

                 6.10                                       List of Trademarks and Trade Names

                 7                                          Collateral Assignment of Leases

                 8                                          Landlord Waiver, Consent,
                                                            Assignment and Certificate

                 9                                          Retail Store Locations



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